   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1997

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 PARANET, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             7379                         TO BE APPLIED FOR
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                          1776 YORKTOWN ST., SUITE 300
                              HOUSTON, TEXAS 77056
                                 (713) 626-4800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                              MICHAEL H. HOLTHOUSE
                                   PRESIDENT
                                 PARANET, INC.
                          1776 YORKTOWN ST., SUITE 300
                              HOUSTON, TEXAS 77056
                                 (713) 626-4800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

                 LOUISE A. SHEARER                               CARMELO M. GORDIAN, P.C.
               BAKER & BOTTS, L.L.P.                               S. MICHAEL DUNN, P.C.
               3000 ONE SHELL PLAZA                           BROBECK, PHLEGER & HARRISON LLP
             HOUSTON, TEXAS 77002-4995                        301 CONGRESS AVENUE, SUITE 1200
                  (713) 229-1234                                    AUSTIN, TEXAS 78701
                                                                      (512) 477-5495

                             ---------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
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                                                                          PROPOSED
                                                                          MAXIMUM          PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)         PER SHARE(1)         PRICE(2)(3)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........          --                   --              $86,250,000          $26,136.36
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Includes          shares subject to the underwriters' over-allotment option.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1997

                                            SHARES

                                 PARANET, INC.
[LOGO]
                                  Common Stock
                           (par value $.01 per share)
                             ----------------------

     Of the           shares of Common Stock offered hereby,           shares
are being sold by the Company and           shares are being sold by the Selling
Stockholders. See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering
price per share will be between $     and $     . For factors to be considered
in determining the initial public offering price, see "Underwriting".

      SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     Application will be made to list the Common Stock on the Nasdaq National Market under the symbol "PARI".
                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                            INITIAL PUBLIC        UNDERWRITING          PROCEEDS TO       PROCEEDS TO SELLING
                            OFFERING PRICE         DISCOUNT(1)          COMPANY(2)            STOCKHOLDERS
                            --------------         -----------          ----------        -------------------
Per Share(3)............           $                    $                    $                     $
Total(3)................           $                    $                    $                     $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $          payable by the Company.

(3) The Selling Stockholders have granted the Underwriters an option for 30 days
    to purchase up to an additional           shares at the initial public
    offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to selling
    stockholders will be           ,           and           , respectively. The
    Company will not receive any proceeds from the exercise of such option. See "Underwriting" and "Principal and Selling Stockholders".
                             ----------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
            , 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                           ALEX. BROWN & SONS
                                INCORPORATED
                                                    HAMBRECHT & QUIST

                             ----------------------

               The date of this Prospectus is             , 1997

[SCHEMATIC OF NOMAN(R) FRAMEWORK IDENTIFYING EACH DOMAIN: USER SERVICES, BUSINESS MAPPING, TECHNOLOGY MANAGEMENT, POLICIES/PROCEDURES, ACCOUNTING MANAGEMENT, EDUCATION, CONFIGURATION MANAGEMENT, SYSTEM/NETWORK MANAGEMENT, SECURITY MANAGEMENT, DATA MANAGEMENT, FAULT MANAGEMENT AND PERFORMANCE MANAGEMENT (AND THE SUBDOMAINS OF EACH OF THE FOREGOING DOMAINS)]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) gives effect to the Company's expected reorganization as a Delaware holding company prior to the consummation of this Offering, which
will have the effect of a   -for-  stock split and (ii) assumes no exercise of
the Underwriters' over-allotment option. See "Underwriting". Unless otherwise indicated, all references to "Paranet" or the "Company" include the Company, its subsidiary and its predecessor. Certain technical terms used in this Prospectus are defined in the Glossary.

                                  THE COMPANY

     Paranet designs, integrates, manages and supports complex distributed computing environments, principally for major commercial organizations. The Company believes that it is uniquely responsive to its customers' needs as a result of its exclusive focus on distributed computing environments, its commitment to vendor independence, its franchise-like organizational structure and its flexibility in services and contract terms. Paranet focuses on a broad range of information technology ("IT") challenges inherent in distributed computing environments, such as system and network management, security management, technology management and business mapping. These technical areas are outlined in the Company's NOMAN(R) framework (see chart on inside front cover). The Company's service offerings in each of these technical areas include, among others, problem assessment, system design, implementation and/or operation of a chosen solution (see chart on inside back cover). Company projects include LAN/WAN design and upgrades, intranet implementation, disaster recovery planning, help desk support, day-to-day facilities management of large networks and many other support services. The Company's expertise encompasses the latest networking and computing technologies, including Internet firewalls, ATM, Fast Ethernet, Frame Relay, FDDI, Unix and Windows NT.

     Today's rapidly changing business environment is characterized by increased competition, globalization and technological innovation. At the same time, companies face increased pressure to improve customer service and profitability. In order to compete more effectively, businesses are increasing their reliance on IT as a means of achieving faster response times, shorter product cycles and reduced costs. To realize these benefits, many companies are migrating to distributed computing environments. As a result, distributed applications have become mission critical, necessitating the implementation and continuous enhancement of an efficient, reliable and flexible computing infrastructure. The need for greater network speed and capacity drives the demand for installation and operation services. In addition, new information-intensive applications and Internet-based protocols further increase the burdens placed on networks. Effective in-house management and support of these increasingly decentralized computing resources and complex networks are technically challenging, time-consuming and costly.

     Paranet delivers enterprise-wide IT solutions for distributed computing environments through its nationwide branch network. The Company's franchise-like organizational structure enables it to offer customers the advantages of local or regional external service providers, such as increased focus and responsiveness, while providing the comprehensive range of services and support generally available from large, centralized national organizations. In order to provide consistent, comprehensive and high-quality services to its customers throughout the nation, the Company has developed NOMAN(R) (an acronym for Network Operations Management). NOMAN(R) has many different components, including a knowledge base of industry best practices, a detailed structural framework, a maturity assessment model and a host of processes, metrics, tools and procedures that provide a uniform methodology for the delivery of all Paranet services. NOMAN(R) is organized to address every aspect of the design, integration, management and support of distributed systems in a manner driven by the customer's business needs mapped to the customer's computing infrastruc-ture. Paranet believes that NOMAN(R) increases the quality, consistency, efficiency and scope of the Company's approach to resolving customers' distributed computing problems.

     Paranet believes that its independence from hardware and software vendors, combined with the benefits provided by NOMAN(R), permits it to offer customers "best-of-breed" solutions. By design, Paranet is flexible in customizing its service offerings and the manner in which those services are delivered to accommodate diverse customer needs, capabilities, time constraints and knowledge. The Company strives to establish long-term relationships with customers by delivering its services in a variety of manners, ranging from consulting or integration to complete outsourced solutions. Paranet is also flexible in designing the contractual terms of its engagements to meet customers' preferences.

     Paranet's customers include American Express, Amoco, Chevron, Motorola, Siemens Medical, Texas Instruments and US Robotics, among others. The Company also has a group of customers, currently including GTE, Hewlett-Packard, ISSC
(IBM) and Sun Microsystems, that resell the Company's services to their own customer bases. No single customer in either group accounted for more than 8% of Paranet's 1996 revenues. The Company serves customers across a wide range of industries, including telecommunications, financial services, energy, manufacturing, semiconductors and professional services. During 1996, Paranet served over 200 customers through its growing nationwide branch network. At December 31, 1996, Paranet operated 27 branches in 23 cities and had 818 full-time employees.

                                  RISK FACTORS

     For a discussion of considerations relevant to an investment in the Common Stock, see "Risk Factors".

                                  THE OFFERING

Common Stock offered by the Company......................        shares
Common Stock offered by the Selling Stockholders.........        shares
Common Stock to be outstanding after the Offering........        shares*
Proposed Nasdaq National Market symbol...................  PARI
Use of proceeds..........................................  To finance a Network Operation
                                                           Center, to pay certain taxes,
                                                           to purchase equipment in
                                                           connection with potential
                                                           outsourcing engagements and for
                                                           working capital requirements
                                                           and other general corporate
                                                           purposes. See "Use of
                                                           Proceeds".

---------------

* Based on the number of shares outstanding as of December 31, 1996. Does not
  include           shares of Common Stock issuable upon exercise of stock
  options outstanding as of December 31, 1996, at a weighted average exercise
  price of $          per share.

                         SUMMARY FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------
                                            1992         1993     1994      1995      1996
                                        -------------   ------   -------   -------   -------
                                          (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues..............................      $3,587      $7,241   $14,823   $30,896   $66,225
Operating expenses:
  Professional services...............       2,066       4,522     9,471    18,106    38,905
  Selling and marketing...............         408         964     1,501     2,868     6,162
  General and administrative..........         585       1,226     2,603     5,937    12,198
                                            ------      ------   -------   -------   -------
          Total operating expenses....       3,059       6,712    13,575    26,911    57,265
                                            ------      ------   -------   -------   -------
Operating income......................         528         529     1,248     3,985     8,960
Other income (expense)................          15          (1)      (13)       16      (105)
                                            ------      ------   -------   -------   -------
Net income............................      $  543      $  528   $ 1,235   $ 4,001   $ 8,855
                                            ======      ======   =======   =======   =======
PRO FORMA DATA (UNAUDITED):
Pro forma net income(1)...............      $  326      $  317   $   741   $ 2,400   $ 5,313
Pro forma net income per share(1)(2)..
Pro forma weighted average number of
  common shares outstanding(2)........

                                                          DECEMBER 31,
                                       ---------------------------------------------------
                                          1992        1993      1994      1995      1996
                                       -----------   -------   -------   -------   -------
                                       (UNAUDITED)
BALANCE SHEET DATA:
Working capital......................    $  817      $   993   $ 2,066   $ 5,874   $13,871
Total assets.........................     1,048        2,111     4,231     9,916    23,235
Long-term debt, less current
  portion............................        --           --        --        --        --
Total stockholders' equity...........       942        1,349     2,584     6,770    15,787

---------------

(1) Reflects federal and additional state income tax expense that would have been required had the Company and its predecessor operated as a C Corporation with an effective tax rate of 40%.

(2) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma net income per share.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenues and earnings have fluctuated in the past and are expected to continue to fluctuate from quarter to quarter in the future based on such factors as the number, size and scope of projects in which the Company is engaged, employee utilization rates, the accuracy of estimates of resources required to complete ongoing projects, the contractual terms and degree of completion of such projects, any delays incurred in connection with a project, the timing and rate of the opening of new branches and the hiring of new employees, the number of working days in each quarter and general economic conditions. A high percentage of the Company's operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of the Company's projects or in employee utilization rates may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. Furthermore, an unanticipated termination of a major project, a customer's decision not to proceed to the stage of the project anticipated by Paranet or the completion during a given quarter of several major projects could require the Company to maintain underutilized employees and could therefore have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company plans to continue to expand its operations by hiring additional qualified technical personnel and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses would have a material adverse effect on the Company's operating results if revenues do not increase sufficiently to support such expenses. The Company has historically experienced a decrease in net income as a percentage of revenues in the first and fourth quarters of each year due to customer budget cycles and the resulting customer preference to complete projects by year end. In addition, the fourth quarter of each year is generally affected by certain holiday season costs and a reduced number of working days in such quarter. Based upon all of the foregoing, the Company believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, as a result of these and other factors, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of public market analysts or investors, in which case the price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The Company expects to incur approximately $8.2 million of nonrecurring expenses in the first quarter of 1997, which are expected to result in a loss for that quarter. These expenses will consist of tax expense of approximately $7.2 million relating to the Company's conversion from an S Corporation to a C Corporation and a noncash charge to compensation expense of approximately $1.0 million relating to the anticipated acceleration of the vesting of the outstanding options under the Company's 1991 Nonqualified Stock Option Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Management -- Benefit Plans -- Predecessor Plan".

MANAGEMENT OF GROWTH

     The Company's growth has placed, and is expected to continue to place, significant demands on the Company's management, operations and other resources. The Company's revenues were $14.8 million in 1994, $30.9 million in 1995 and $66.2 million in 1996. During the same period, the Company's staff increased from 243 full-time employees at December 31, 1994 to 463 at December 31, 1995 and to 818 at December 31, 1996, and further significant increases in staff are expected during 1997. The Company has also expanded geographically by opening offices in 14 new cities during the same three-year period, and plans to continue to open offices in new cities in 1997. The Company believes that these rates of growth will not be sustainable over the long term. The Company's ability to manage its growth effectively will depend upon continued development and improvement of its managerial, operational, financial and other internal systems and its business development capabilities, as well as its ability to train, motivate and manage its employees. In order to help manage future growth, if any, the Company has recently implemented certain managerial changes and added additional software systems and personnel to facilitate management of accounts receivable, contract administration, accounting, recruiting and other functions. However, there can be no assurance that such systems will be adequate or that their integration with the Company's existing systems will not result in potentially material business disruptions. None of the Company's senior management has previously managed a business of the Company's size or has any experience in managing a public company. There can be no assurance that the Company will be able to manage its growth and projects effectively, and any inability to do so could have a material adverse effect on the quality of the Company's services and products, the management of its accounts receivable and its ability to retain key personnel and, consequently, on its business, financial condition and results of operations. In addition, an increase in the Company's operating expenses resulting from continued expansion would have a material adverse effect on the Company's business, financial condition and results of operations if revenues do not increase sufficiently to support such expansion.

     In the past, the Company's growth has required the Company to change and to adapt its organizational structure and management approach, and similar changes are likely to be required in the future. Based on past experience, such changes, or a failure to identify or implement needed changes, may disrupt the Company's growth and sales cycle. For example, the increase in the number of branches has placed increased supervisory demands on division managers. For a period of several months in 1996, the Company sought to reduce these demands by increasing the number of sales staff at certain branches, rather than by creating new branches. This had a negative effect on the productivity of the affected branch sales managers, who devoted substantial time to managing and training the increased sales staff. In response, the Company abandoned its initial approach and instead subdivided the affected branches to create more, rather than larger, branches, while instituting new mechanisms and adding divisional resources to coordinate efforts between branches and reduce the supervisory demands on division managers. There can be no assurance that this change or future changes in the Company's organizational structure or management approach in response to growth or other circumstances will be effective, or that such changes will not create potentially material business disruptions.

     See "-- Risks Associated with Potential Domestic Expansion", "-- Risks Associated with Potential International Expansion", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Organization" and "-- Human Resources".

RISKS ASSOCIATED WITH POTENTIAL DOMESTIC EXPANSION

     A key element of the Company's growth strategy is domestic geographic expansion. There can be no assurance that the Company will be able to successfully market, sell and deliver its services in any new domestic markets that the Company attempts to enter. Of the 26 geographic locations opened since the Company's inception, the Company has closed three unsuccessful locations, in each case relatively soon after the location's opening. The Company has refined its model for the development of a branch from start-up to maturity; however, there can be no assurance that this model is adequate to predict and manage future geographic expansion or to accurately assess the likelihood of success of new locations. The viability of such expansion depends in part on the Company's ability to identify geographic markets with strong potential customer bases; to identify, attract and retain sales and technical personnel with the professional background, relationships and technical skills required to successfully operate new offices; and to manage and provide adequate operational, financial and other internal systems to support such expansion. No assurance can be given with respect to the Company's ability to achieve the foregoing or the success of the Company's geographic expansion strategy. If the Company opens additional domestic offices and the revenues generated by such offices do not sufficiently support the expenses of establishing and maintaining these offices, the Company's business, financial condition and results of operations would be materially and adversely affected. See "-- Management of Growth", "-- Risks Associated with International Expansion" and "Business -- The Paranet Solution".

NEED TO ATTRACT AND RETAIN QUALIFIED TECHNICAL AND OTHER KEY PERSONNEL

     The Company's future success will depend in large part on its ability to hire, train and retain highly skilled employees who have expertise in a wide array of network and computer systems and technologies. Competition for technical personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel or that the costs of attracting and retaining such employees will not increase faster than revenues. In particular, competition is intense for qualified project managers and senior technical personnel and such personnel are in limited supply. As with other companies in its industry, the Company is currently experiencing, and is likely to continue to experience, high rates of turnover among its technical personnel. The loss of technical personnel, or any inability of the Company to hire, train and retain a sufficient number of qualified technical personnel to support its operations, would impair the Company's ability to adequately manage and complete its existing projects or to obtain new projects, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operation. In addition, any inability of the Company to attract and retain a sufficient number of qualified technical personnel in the future would impair the Company's planned expansion of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Human Resources".

DEPENDENCE ON KEY EMPLOYEES

     The Company's future success is highly dependent on the continued services of its executive officers and other key employees. Although these employees have entered into employment agreements containing noncompetition, nondisclosure and nonsolicitation covenants, there can be no assurance that any of these individuals will continue their employment with the Company. The loss of the services of one or more of the Company's key employees, or the loss of all or substantially all of the employees associated with a particular branch of the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if one or more key employees, or a group consisting of all or substantially all of the employees associated with a particular branch, joins a competitor or forms a competing company, the loss of such employees and any resulting loss of existing or potential customers could materially and adversely affect the Company's business, financial condition and results of operations. In the event of loss of any such employees, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of the Company's or its customers' technical knowledge, practices or procedures or that such disclosure or use would not materially and adversely affect the Company's business, financial condition and results of operations. The Company maintains a key-man life insurance policy on Michael H. Holthouse, the President and co-founder of the Company, in the amount of $2.0 million. See "-- Intellectual Property Rights" and "Business -- Human Resources".

     The Company, since the inception of its 1991 Nonqualified Stock Option Plan, has granted options thereunder to approximately 510 current employees for
the purchase of an aggregate of                shares of Common Stock at a
weighted average exercise price of $     per share. The options provide that
they vest over 50 months and cannot be exercised prior to the earlier of (i) the registration of the Common Stock with the Securities and Exchange Commission (the "Commission") and the listing of the Common Stock on any applicable national securities exchange

(unless these conditions are waived by the Board of Directors of the Company) or
(ii) eight years from the date of grant. The Company intends to accelerate the vesting of all options outstanding under the 1991 Nonqualified Stock Option Plan at the consummation of this Offering. As a result, all of such options are expected to be fully vested and exercisable upon consummation of this Offering. There can be no assurance that the Company will not experience the loss of certain personnel following the completion of this Offering, as it is expected to enable employees to exercise their stock options. See "-- Shares Eligible for Future Sale" and "Management -- Benefit Plans".

RISKS OF DECENTRALIZED ORGANIZATION

     As a result of the Company's decentralized branch style organization, a significant level of authority and responsibility is delegated to the individual branches. Branch responsibilities include service delivery, customer sales, limited capital decisions, personnel and compensation decisions and coordination with other branches in serving major customers. The Company's future success will depend in part on the successful implementation, operation and management of this organizational approach. There can be no assurance that branch personnel will exercise their authority appropriately or that the Company's management will be able to adequately supervise and monitor the decisions of branch personnel within this organizational framework. Inappropriate actions by branch personnel or failures in the supervision of such personnel could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, the failure of two or more branches to coordinate their delivery of services to a single customer could result in the cancellation of a project or the loss of the customer. The Company is implementing a Major Accounts Program to coordinate delivery of services by multiple branches to certain of the Company's largest customers. Failure to effectively implement the Major Accounts Program or otherwise to coordinate multi-branch service delivery could have a material adverse effect on the business, financial condition and results of operations of the Company. See "-- Dependence on Key Employees", "Business -- Organization" and "-- Sales and Marketing".

PACE OF TECHNOLOGICAL CHANGE

     The Company has derived, and expects to continue to derive, a substantial portion of its revenue from professional services related to complex distributed computing environments. The markets for advanced networking systems and network management services are continuing to develop and are subject to rapid change. The Company's success will depend in part on its ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing customer preferences and to hire, train and retain qualified technical employees who can fulfill the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in addressing these developments in a timely manner. Any delay or failure by the Company to address these developments would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that products or technologies developed by third parties will not render certain of the Company's services uncompetitive or obsolete. See "Business -- Services".

     The Company's business depends in large part on the continued growth and acceptance of complex distributed computing environments and the continued trend among businesses with such environments to use external network service providers. Demand for the Company's services is created, in part, by the rapid pace of technological change and innovation and the resultant diversity of computing hardware and software, a combination that has increasingly challenged the capacity and resources of internal IT departments, thereby increasing the demand for external service providers. Any trend toward a standardized or universal technology or network platform, which the Company believes would result in increased usage of internal IT department resources and a corresponding decrease in the use of external service providers, would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Intense Competition" and "Business -- Services".

ABSENCE OF LONG-TERM CONTRACTS

     The Company has in the past provided, and is likely in the future to provide, its services without the benefit of a long-term agreement. Furthermore, the Company's customers are generally able to reduce or cancel their use of the Company's professional services without penalty upon 30 days' notice to the Company. From time to time, customers have canceled contracts or reduced their usage of the Company's services under a contract, and there can be no assurance that this will not occur in the future. As a result, the Company believes that the number and size of its existing projects are not reliable indicators or measures of future revenues. When a customer defers, modifies or cancels a project, the Company must be able to rapidly redeploy its professional staff to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of the Company's business relationships with any of its significant customers, or with a number of smaller customers, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing".

PROJECT RISKS; FIXED-PRICE PROJECTS

     Many of the Company's engagements involve projects which are critical to the operations of its customers' businesses. The Company's failure or inability to meet a customer's expectations in the performance of its services could result in the incurrence by the Company of a financial loss and unanticipated additional expenses to correct such failure, and could damage the Company's reputation with customers, as well as with hardware and software vendors and industry participants, thereby adversely affecting its ability to attract new business. Although the Company maintains errors and omissions insurance, and to date has not submitted any claims thereunder, there can be no assurance that such insurance will be adequate to prevent any such loss or liability from having a material adverse effect on the Company's business, financial condition or results of operations. The Company from time to time undertakes projects billed on either a fixed-price or a level-of-service basis or a time and materials basis subject to a cap, each of which is distinguishable from the Company's current principal method of billing on a time and materials basis. The Company believes that the number and size of its fixed-price and level-of-service contracts will increase in the foreseeable future. The failure of the Company to complete a fixed-price, level-of-service or capped project within budget would expose the Company to risks associated with cost overruns, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

INTENSE COMPETITION

     The market for the design, management, integration and support of complex distributed computing environments is characterized by high growth, intense competition and rapid technological change. The market is highly fragmented, with no one company or small group of companies having a majority share of the market. The Company faces competition from system integrators, value-added resellers ("VARs"), local and regional network services firms, telecommunications providers, consulting and accounting firms, independent consultants, software vendors, network equipment vendors, computer systems vendors, large outsourcing companies and temporary staffing companies. Many of these competitors have significantly greater financial, technical and marketing resources and/or name recognition and generate greater revenue than the Company. Further, the Company has faced, and expects to continue to face, additional competition from new entrants into its markets. Increased competition could result in price reductions, fewer projects, underutilization of resources, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the Company's customers and prospective customers have internal IT departments and could choose to satisfy their needs through internal resources rather than through external service providers. As a result, any decision by a significant number of the Company's customers or potential customers to perform network design, integration, management and support services internally could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Competition".

INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent in part on its intellectual property, including without limitation the NOMAN(R) framework. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements, technical measures, copyright laws and trademark laws to protect its proprietary rights. Although the Company enters into confidentiality agreements with its employees, subcontractors and customers, and attempts to limit access to and distribution of its proprietary information, there can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use of its proprietary information or take appropriate steps to enforce its intellectual property rights. The Company has in the past entered into service contracts with customers that assign to the customers rights to certain aspects of the work performed under those contracts. The Company does not believe that such contracts limit the Company's ability to render its services to other customers. However, there can be no assurance that the Company will not receive communications in the future from third parties or customers asserting that the Company has infringed or misappropriated the proprietary rights granted under such contracts. See "Business -- Intellectual Property Rights".

RISKS ASSOCIATED WITH POTENTIAL INTERNATIONAL EXPANSION

     A component of the Company's strategy is to expand into international markets. If the Company opens international offices and the revenues generated by such offices do not sufficiently support the expense of establishing and maintaining such offices, the Company's business, financial condition and results of operations would be materially and adversely affected. To date, the Company has provided limited professional services to certain of its U.S.-based customers in foreign locations, but the Company has no direct international experience. There can be no assurance that the Company will be able to market, sell and deliver its services successfully in foreign countries. In addition to the uncertainty as to the Company's ability to expand into international markets, there are certain risks inherent in conducting business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, any of which could adversely affect the Company's international operations. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing".

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     As part of its business operations, the Company may make acquisitions of, or significant investments in, complementary companies or related products or technologies, although no such acquisitions or investments have occurred or are currently being considered. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. These risks include, among others, the difficulty associated with assimilating the personnel and operations of acquired companies, the potential disruption of the Company's ongoing business, the distraction of management, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired personnel, products and technologies, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of the integration of new personnel. In addition, the Company's franchise-like organizational model may be particularly unsuited for the integration that would typically be involved in any sizable acquisition. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with any acquisitions. In addition, future acquisitions by the Company could result in the issuance of dilutive equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on the Company's business, financial condition or results of operations or on the market price of the Common Stock. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

CONTROL BY PRINCIPAL STOCKHOLDER

     Upon completion of this Offering, Michael H. Holthouse, the President and
co-founder of the Company, will beneficially own approximately      % of the
outstanding Common Stock (     % if the Underwriters' over-allotment option is
exercised in full). As a result, Mr. Holthouse will continue to be able to control the outcome of matters requiring a stockholder vote, including the election of directors and approval of significant corporate transactions. This control could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company. Also, certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Principal and Selling Stockholders".

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters, and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Investors should be aware that trading prices for securities of companies such as Paranet are highly volatile. The trading price of the Common Stock likely will be subject to wide fluctuations in response to quarterly variations in operating results, changes in earnings estimates by analysts, announcements of new contracts or service offerings by the Company or its competitors, general economic or stock market conditions unrelated to the Company's operating performance and other events or factors. See
"-- Fluctuations in Quarterly Operating Results".

IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price per share of the Common Stock in this Offering is expected to be substantially higher than the book value per share of the Common Stock outstanding immediately prior to consummation of the Offering. As a result, purchasers of shares of Common Stock in this Offering will incur
immediate and substantial dilution of $     in the net tangible book value per
share of the Common Stock from the assumed initial public offering price. In addition, the Company has issued options to acquire Common Stock at prices significantly below the assumed initial offering price. To the extent such options are exercised, there will be further dilution. See "Dilution" and "Shares Eligible for Future Sale".

SIGNIFICANT UNALLOCATED NET PROCEEDS

     The only specific allocations of the net proceeds of this Offering are (i) to finance the establishment of a Network Operation Center, (ii) to pay certain taxes relating to the termination of the Company's S Corporation status for federal and state income tax purposes (which will be paid over a four-year period), (iii) to purchase equipment in connection with potential outsourcing engagements and (iv) for increased working capital requirements. Such uses are
currently estimated to total approximately $     million. Accordingly, a
substantial portion of the anticipated net proceeds of this Offering has not been designated for specific uses. Therefore, the Board of Directors of the Company will have broad discretion with respect to the use of a substantial portion of the net proceeds of this Offering. See "-- Control by Principal Stockholder" and "Use of Proceeds".

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common
Stock. On the date of this Prospectus, in addition to the                shares
offered hereby, approximately                shares of Common Stock, which are
not subject to 180-day lock-up agreements with the Underwriters (the "Lock-up Agreements"), will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities
Act"). Approximately                additional shares of Common Stock, which are
not subject to Lock-up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the
Lock-up Agreements, approximately                additional shares of Common
Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. In addition, the Company intends to register the shares of Common Stock issuable under its 1991 Nonqualified Stock Option Plan as soon as practicable after the date of this
Prospectus. At             , 1997,                shares of Common Stock were
issuable pursuant to options granted under this plan, of which were subject to Lock-up Agreements. Of such options, options to purchase shares are expected to become fully vested and immediately exercisable in connection with the consummation of this Offering. See "-- Anti-Takeover Effect of Certain Charter and Bylaw Provisions", "Shares Eligible for Future Sale" and "Underwriting".

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     The Certificate of Incorporation and the Bylaws provide that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the shares of capital stock of the Company entitled to vote thereon. In addition, the Board of Directors will have the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, the Company's authorized Preferred Stock. These provisions, and other provisions of the Certificate of Incorporation and the Bylaws, may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Charter and Bylaw Provisions".

DIVIDENDS

     The Company does not anticipate paying dividends on the Common Stock in the foreseeable future. See "Dividend Policy".

                                  THE COMPANY

     Paranet, Inc., a Texas corporation ("Paranet Texas"), was organized in October 1990 and began operations in January 1991. It was founded by Michael H. Holthouse, its President, and Steven T. Ough, its Director of Technology. Paranet, Inc., a Delaware corporation ("Paranet Delaware"), was recently formed as a subsidiary of Paranet Texas. Prior to the consummation of this Offering, Paranet Texas will merge into a newly formed Delaware subsidiary of Paranet Delaware, as a result of which the Company will become a Delaware holding company with operations conducted through the subsidiary Delaware operating company. The Company's principal executive offices are located at 1776 Yorktown St., Suite 300, Houston, Texas 77056, and its telephone number is (713) 626-4800.

     Paranet has elected to be treated as an S Corporation for federal (and most state) income tax purposes. As an S Corporation, Paranet has not been subject to federal income tax, but its taxable income has been included in the taxable income of its stockholders. The Company intends to terminate its status as an S Corporation shortly before completion of this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".

                                USE OF PROCEEDS

     Based on an assumed initial public offering price of $          per share,
the net proceeds to the Company from the sale of the shares of Common Stock
offered by the Company hereby are estimated to be $          , after deducting
the estimated underwriting discount and offering expenses payable by the Company.

     The Company currently plans to use the net proceeds from this Offering for
(i) the establishment of a Network Operation Center, which will serve as a remote network management center, at an estimated cost of $5.0 million, (ii) the payment of tax liabilities of approximately $7.2 million (which will be paid over a four-year period) relating to the termination of the Company's status as an S Corporation for federal and state income tax purposes (to the extent not offset by any applicable tax benefits), which termination will subject the Company to federal and state income taxation at a rate of approximately 40%,
(iii) the purchase of equipment in connection with potential outsourcing engagements and (iv) working capital requirements and for other general corporate purposes. The Company may also use a portion of the net proceeds of this Offering to fund acquisitions of complementary businesses, although there are currently no commitments or understandings with respect to any such transactions. See "Risk Factors -- Risks Associated with Potential Acquisitions", "-- Significant Unallocated Net Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".

                                DIVIDEND POLICY

     With the exception of a cash dividend of approximately $16,000, in the aggregate, declared and paid in 1993, the Company has never declared or paid cash dividends on the Common Stock. The Company does not intend to declare or pay any cash dividends for the foreseeable future and intends to retain earnings, if any, for the future operation and expansion of the Company's business. Any determination to declare or pay dividends out of funds legally available for that purpose will be at the discretion of the Company's Board of Directors and will depend upon the Company's future earnings, results of operations, financial condition, capital requirements, any future contractual restrictions and other factors deemed relevant by the Board of Directors. The Company's revolving line of credit facility (the "Facility") prohibits the payment of dividends on the Common Stock, except distributions for the payment of taxes on flow-through income resulting from the Company's S Corporation status. See "Risk Factors -- Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                    DILUTION

     Purchasers of shares of Common Stock in this Offering will incur immediate
and substantial dilution of $          in the net tangible book value per share
of the Common Stock from the assumed initial public offering price. At December 31, 1996, the net tangible book value of the Company was $15.8 million, or
$          per share of Common Stock. Net tangible book value per share is determined by dividing the Company's net tangible book value (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding as of December 31, 1996. After giving effect, as of such date, to
the sale of the           shares of Common Stock offered by the Company hereby
at an assumed initial public offering price of $          per share, and after
deducting the estimated underwriting discount and offering expenses payable by the Company from the proceeds of this Offering, the Company's pro forma net
tangible book value at December 31, 1996 would have been $          , or
$          per share of Common Stock. This amount represents an immediate
increase in net tangible book value of $          per share to the Company's
existing stockholders and an immediate dilution in net tangible book value of
$          per share to new investors purchasing shares of Common Stock in this
Offering. See "Risk Factors -- Immediate and Substantial Dilution". The following table illustrates the per share dilution in net tangible book value to new investors:

Assumed initial public offering price per share.............            $
  Net tangible book value per share as of December 31,
     1996...................................................  $
  Increase per share attributable to new investors..........
                                                              -------
Pro forma net tangible book value per share after the
  Offering..................................................
                                                                        -------
Dilution per share to new investors.........................            $
                                                                        =======

     The following table sets forth on a pro forma basis, as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid to the Company by existing stockholders and by new investors purchasing shares of Common Stock
offered hereby at an assumed initial public offering price of $          per
share, respectively, before deducting the estimated underwriting discount and offering expenses:

                                                        TOTAL
                             SHARES PURCHASED       CONSIDERATION        AVERAGE
                            -------------------   ------------------      PRICE
                             NUMBER     PERCENT    AMOUNT    PERCENT    PER SHARE
                             ------     -------    ------    -------    ---------
Existing stockholders.....                    %   $                %     $
New investors.............
                            ---------    -----    --------    -----
  Total...................               100.0%   $           100.0%
                            =========    =====    ========    =====

     The foregoing calculations assume no exercise of options to purchase an
aggregate of           shares for a weighted average exercise price of
$          per share that were outstanding at December 31, 1996. All of such options are expected to be fully vested and immediately exercisable upon the consummation of this Offering. To the extent that these options are exercised in the future, there will be further dilution to new investors. See "Risk
Factors -- Immediate and Substantial Dilution", "Management -- Benefit Plans" and "Shares Eligible for Future Sale".

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996, (i) on an historical basis and (ii) as adjusted to give
effect to the issuance and sale of the           shares of Common Stock offered
by the Company in this Offering at an assumed initial public offering price of
$          per share, after deducting the estimated underwriting discount and offering expenses payable by the Company.

                                             DECEMBER 31, 1996
                                           ----------------------
                                                          AS
                                           ACTUAL      ADJUSTED
                                           -------    -----------
                                               (IN THOUSANDS)
Long-term debt, less current portion....        --      $
Common Stock, $.01 par value,
                 shares authorized;
                 shares issued and
  outstanding;           shares issued
  and outstanding, as adjusted(1).......   $    75
Additional paid-in capital..............     1,394
Unearned compensation(2)................    (1,048)
Retained earnings.......................   $15,366      $
                                           -------      -------
          Total capitalization..........   $15,787      $
                                           =======      =======

---------------

(1) Excludes                shares of Common Stock issuable upon exercise of
    options outstanding as of December 31, 1996 at a weighted average exercise
    price of $          per share. See "Management -- Benefit Plans".

(2) Unearned compensation is the portion of the difference between the exercise price and the fair value of employee stock options at the date of grant that, as of the balance sheet date, remains to be amortized to expense based on the vesting period of the options. See "Risk Factors -- Fluctuations in Quarterly Operating Results".

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The statement of income data for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 are derived from financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The statement of income data for the year ended December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994 are derived from financial statements of the Company that have been audited by Ernst & Young LLP but are not included herein. The statement of income data for the year ended December 31, 1992 and the balance sheet data as of December 31, 1992 are derived from unaudited financial statements of the Company that are not included herein. The pro forma data are unaudited. The historical results are not necessarily indicative of future results.

                                                       YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
                                           1992      1993      1994       1995       1996
                                          ------    ------    -------    -------    -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues................................  $3,587    $7,241    $14,823    $30,896    $66,225
Operating expenses:
  Professional services.................   2,066     4,522      9,471     18,106     38,905
  Selling and marketing.................     408       964      1,501      2,868      6,162
  General and administrative............     585     1,226      2,603      5,937     12,198
                                          ------    ------    -------    -------    -------
          Total operating expenses......   3,059     6,712     13,575     26,911     57,265
                                          ------    ------    -------    -------    -------
Operating income........................     528       529      1,248      3,985      8,960
Other income (expense)..................      15        (1)       (13)        16       (105)
                                          ------    ------    -------    -------    -------
Net income..............................  $  543    $  528    $ 1,235    $ 4,001    $ 8,855
                                          ======    ======    =======    =======    =======
PRO FORMA DATA:
Pro forma net income(1).................  $  326    $  317    $   741    $ 2,400    $ 5,313
Pro forma net income per share(1)(2)....
Pro forma weighted average number of
  common shares outstanding(2)..........

                                                            DECEMBER 31,
                                          -------------------------------------------------
                                           1992      1993      1994       1995       1996
                                          ------    ------    -------    -------    -------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................  $  817    $  993    $ 2,066    $ 5,874    $13,871
Total assets............................   1,048     2,111      4,231      9,916     23,235
Long-term debt, less current portion....      --        --         --         --         --
Total stockholders' equity..............     942     1,349      2,584      6,770     15,787

---------------

(1) Reflects federal and additional state income tax expense that would have been required had the Company and its predecessor operated as a C Corporation with an effective tax rate of 40%.

(2) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in understanding the Company's financial condition and results of operations as of December 31, 1996 and for each year in the three-year period ended December 31, 1996. The statements in this discussion and in "Business" regarding the Company's expectations regarding future performance of its business and the other non-historical statements in this discussion and in "Business" are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to the risks and uncertainties described in "Risk Factors", particularly those under the captions "Management of Growth", "Risks Associated with Potential Domestic Expansion", "Need to Attract and Retain Qualified Technical and Other Key Personnel", "Pace of Technological Change", "Risks Associated with Potential International Expansion" and "Risks Associated with Potential Acquisitions". The following discussion should be read in conjunction with "Selected Financial Data" and with the Financial Statements of the Company, including the Notes thereto, included elsewhere in this Prospectus.

OVERVIEW

     The Company was founded in Houston in 1990 to design, integrate, manage and support complex distributed computing environments. The Company has grown from two employees at its inception to 818 at the end of 1996. Paranet opened its Dallas office in June 1992, and has since expanded its branch network nationwide, to a total of 27 branches in 23 cities at December 31, 1996. The Company provides services in a broad range of technical areas that are delivered using a flexible approach driven by the needs of each particular customer. Paranet's customers principally consist of major commercial organizations with large-scale distributed computing needs.

     Substantially all of the Company's revenues are derived from professional services, which are generally provided to clients on a time and materials basis. Professional services revenues are recognized as services are performed. Any payments received in advance of performance are recorded as deferred revenue. The Company also performs a smaller number of shorter-term projects on a time and materials basis subject to a negotiated cap. The Company recognizes revenues from these engagements as services are provided. A limited number of the Company's projects are contracted for on a fixed-price or a level-of-service basis, and revenues under these contracts are recognized using the percentage-of-completion method. The Company's clients are generally able to reduce or cancel their use of the Company's professional services without penalty upon 30 days' notice. The Company believes that the number and size of its fixed-price and level-of-service contracts will increase in the foreseeable future. See "Risk Factors -- Project Risks; Fixed-Price Projects".

     During 1996, the Company served over 200 customers. Fees for the Company's projects typically range from $75,000 to $1.0 million and engagements typically last from six to 24 months.

     Since the Company generally recognizes revenues only when its technical personnel are engaged on customer projects, the utilization of the Company's technical personnel is important in determining the Company's results of operations. A high percentage of the Company's operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of the Company's projects or in employee utilization rates may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. Unless the Company was able to promptly replace the lost business, an unanticipated termination of a major project, a customer's decision not to proceed to the stage of the project anticipated by Paranet or the completion during a given quarter of several major projects could require the Company to maintain underutilized employees and therefore could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Absence of Long-Term Contracts".

     The Company's revenues and earnings have fluctuated in the past and are expected to continue to fluctuate from quarter to quarter in the future based on such factors as the number, size and scope of projects in which the Company is engaged, employee utilization rates, the accuracy of estimates of resources required to complete ongoing projects, the contractual terms and degree of completion of such projects, any delays incurred in connection with a project, the timing and rate of the opening of new branches and the hiring of new employees, the number of working days in each quarter and general economic conditions. In addition, the Company plans to continue to expand its operations by hiring additional qualified technical personnel and other employees and adding new offices, systems and other infrastructure. The resulting increase in operating expenses would have a material adverse effect on the Company's operating results if revenues do not increase sufficiently to support such expenses. Based upon all of the foregoing, the Company believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. See "Risk Factors -- Fluctuations in Quarterly Operating Results" and "-- Management of Growth".

     Paranet has elected to be treated as an S Corporation for federal (and most state) income tax purposes. As an S Corporation, Paranet has not been subject to federal income tax, but its taxable income has been included in the taxable income of its stockholders. The Company intends to terminate its status as an S Corporation shortly before completion of this Offering. See "-- Liquidity and Capital Resources".

     The Company expects to incur approximately $8.2 million of nonrecurring expenses in the first quarter of 1997, which are expected to result in a loss for that quarter. These expenses will consist of tax expense of approximately $7.2 million relating to the Company's conversion from an S Corporation to a C Corporation and a noncash charge to compensation expense of approximately $1.0 million relating to the anticipated acceleration of the vesting of the outstanding options under the Company's 1991 Nonqualified Stock Option Plan. See "Management -- Benefit Plans -- Predecessor Plan".

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to revenues of certain items in the Company's statements of income:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                             1994     1995     1996
                                                             -----    -----    -----
STATEMENT OF INCOME DATA:
Revenues...................................................  100.0%   100.0%   100.0%
                                                             -----    -----    -----
Operating expenses:
  Professional services....................................   63.9     58.6     58.7
  Selling and marketing....................................   10.1      9.3      9.3
  General and administrative...............................   17.6     19.2     18.4
                                                             -----    -----    -----
          Total operating expenses.........................   91.6     87.1     86.4
                                                             -----    -----    -----
Operating income...........................................    8.4     12.9     13.6
Other income (expense).....................................   (0.1)     0.1     (0.2)
                                                             -----    -----    -----
Net income.................................................    8.3%    13.0%    13.4%
                                                             =====    =====    =====
PRO FORMA DATA:
Pro forma income taxes(1)..................................    3.3%     5.2%     5.4%
                                                             -----    -----    -----
Pro forma net income(1)....................................    5.0%     7.8%     8.0%
                                                             =====    =====    =====

---------------

(1) Reflects federal and additional state income tax expense that would have been required had the Company and its predecessor operated as a C Corporation, assuming a 40% effective tax rate.

1996 COMPARED TO 1995

  REVENUES

     Substantially all of the Company's revenues are derived from fees for professional services. Revenues were $66.2 million and $30.9 million in 1996 and 1995, respectively, an increase of 114.3%. Revenues increased primarily due to an increase in both the number and the size of the Company's projects. During 1996, the number of offices increased from 15 to 23 and the number of branches increased from 22 to 27. In 1996, the Company had 15 customers that each accounted for at least $1.0 million in revenues, as compared to nine such customers in 1995. In each of 1996 and 1995, no customer accounted for 10% or more of revenues. The Company's 15 largest customers accounted for 54.9% of revenues in 1996, compared to 62.7% in 1995.

  OPERATING EXPENSES

     PROFESSIONAL SERVICES. Professional services expenses consist primarily of compensation, benefits and training expenses of the Company's technical personnel and project expenses that, pursuant to the terms of the applicable service delivery agreements, are not reimbursable by customers. Professional services expenses were $38.9 million and $18.1 million in 1996 and 1995, respectively, representing an increase of 114.9%. Professional services expenses increased in proportion to revenues, primarily due to an increase in the number of technical personnel and increases in salaries, incentive compensation and benefits of such personnel. The number of technical personnel increased to 690 at the end of 1996 from 389 at the end of 1995. Professional services expenses represented 58.7% and 58.6% of revenues in 1996 and 1995, respectively. Professional services expenses as a percentage of revenues were relatively unchanged, as higher average billing rates were generally offset by increased salaries, incentive compensation and benefits of technical personnel.

     SELLING AND MARKETING. Selling and marketing expenses consist primarily of compensation and benefits, including commissions, of sales and marketing personnel, and also include outside marketing expenses. Selling and marketing expenses were $6.2 million and $2.9 million in 1996 and 1995, respectively, representing an increase of 114.9%. Selling and marketing expenses increased in proportion to revenues, primarily due to the addition of sales staff and increased commissions resulting from increased revenues and operating income. Selling and marketing expenses represented 9.3% of revenues in each of 1996 and 1995. Selling and marketing expenses as a percentage of revenues were relatively unchanged, as increased revenues per sales professional were largely offset by increased commissions and higher outside marketing expenses.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of all facilities costs and expenses associated with executive staff, recruiting, administrative staff, field services staff, the finance department, technical services staff, the human resources department and information systems. General and administrative expenses were $12.2 million and $5.9 million in 1996 and 1995, respectively, representing an increase of 105.5%. General and administrative expenses increased primarily due to the addition of support personnel, as well as the costs associated with opening eight new geographic locations. General and administrative expenses represented 18.4% and 19.2% of revenues in 1996 and 1995, respectively. The decrease in general and administrative expenses as a percentage of revenues was due to the economies of scale achieved as a result of increasing revenues, which were partially offset by the costs associated with opening eight new geographic locations.

  OTHER INCOME (EXPENSE)

     Other income (expense) consists of interest and other income and interest expense. Interest income consists primarily of interest earned on cash and cash equivalents. Other income consists primarily of income generated from customers other than in the ordinary course of providing services. Interest expense consists of interest associated with bank and other borrowings.

1995 COMPARED TO 1994

  REVENUES

     Revenues were $30.9 million and $14.8 million in 1995 and 1994, respectively, representing an increase of 108.4%. Revenues increased primarily due to an increase in both the number and the size of projects. During 1995, the number of geographic locations increased from nine to 15 and the number of branches increased from 14 to 22. In 1994, Mobil Corporation accounted for approximately 13.4% of revenues. No other customer accounted for 10% or more of revenues in 1994, and no customer accounted for 10% or more of revenues in 1995. In 1995, the Company had nine customers who each accounted for $1.0 million or more in revenues, as compared to four such customers in 1994. The Company's 15 largest customers accounted for 62.7% of revenues in 1995, compared to 66.3% in 1994.

OPERATING EXPENSES

     PROFESSIONAL SERVICES. Professional services expenses were $18.1 million and $9.5 million in 1995 and 1994, respectively, representing an increase of 91.2%. Professional services expenses increased primarily due to the increase in the number of technical personnel and increases in salaries, incentive compensation and benefits of such personnel. The number of technical personnel increased to 389 at the end of 1995 from 204 at the end of 1994. Professional services expenses represented 58.6% and 63.9% of revenues in 1995 and 1994, respectively. The decrease in professional services expenses as a percentage of revenues was the result of higher average billing rates and increased utilization of technical employees.

     SELLING AND MARKETING. Selling and marketing expenses were $2.9 million and $1.5 million in 1995 and 1994, respectively, representing an increase of 91.1%. Selling and marketing expenses increased primarily due to the addition of sales staff and increased commissions resulting from increased revenues and operating income. Selling and marketing expenses represented 9.3% and 10.1% of revenues in 1995 and 1994, respectively. Selling and marketing expenses as a percentage of revenues decreased in 1995, as increased revenues per sales professional were partially offset by increased commissions and additional outside marketing expenses.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses were $5.9 million and $2.6 million in 1995 and 1994, respectively, representing an increase of 128.1%. General and administrative expenses increased primarily due to the addition of support personnel, as well as the costs associated with opening six new geographic locations. General and administrative expenses represented 19.2% and 17.6% of revenues in 1995 and 1994, respectively. General and administrative expenses as a percentage of revenues increased in 1995 primarily due to the costs associated with setting up division management and field service operations, as well as costs associated with opening six new geographic locations.

  OTHER INCOME (EXPENSE)

     Other income (expense) was income of $16,000 in 1995 and an expense of $13,000 in 1994, representing no significant change.

SELECTED QUARTERLY FINANCIAL DATA

     The following table sets forth certain unaudited statement of income data of the Company for the eight quarters ended December 31, 1996, as well as such data expressed as a percentage of revenues for the periods indicated. The Company believes that this information has been prepared on the same basis as the audited Financial Statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the audited Financial Statements and the Notes thereto included elsewhere in this Prospectus. The Company believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied on as indications of future performance. See "Risk Factors -- Fluctuations in Quarterly Operating Results".

                                                                          QUARTER ENDED
                                     ---------------------------------------------------------------------------------------
                                     MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                       1995       1995       1995        1995       1996       1996       1996        1996
                                     --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                         (IN THOUSANDS)
Revenues...........................   $5,968     $7,028     $7,878     $10,022    $12,647    $15,680     $18,037    $19,861
Operating expenses:
  Professional services............    3,593      3,972      4,582       5,959      7,146      9,115      10,480     12,164
  Selling and marketing............      510        605        755         998      1,209      1,457       1,600      1,896
  General and administrative.......    1,072      1,302      1,440       2,123      2,600      2,791       3,316      3,491
                                      ------     ------     ------     -------    -------    -------     -------    -------
    Total operating expenses.......    5,175      5,879      6,777       9,080     10,955     13,363      15,396     17,551
                                      ------     ------     ------     -------    -------    -------     -------    -------
Operating income...................      793      1,149      1,101         942      1,692      2,317       2,641      2,310
Other income (expense).............       (8)       (18)        (2)         44        (13)         2         (54)       (40)
                                      ------     ------     ------     -------    -------    -------     -------    -------
Net income(1)......................   $  785     $1,131     $1,099     $   986    $ 1,679    $ 2,319     $ 2,587    $ 2,270
                                      ======     ======     ======     =======    =======    =======     =======    =======
Pro forma net income(2)............   $  471     $  678     $  659     $   592    $ 1,007    $ 1,391     $ 1,553    $ 1,362
                                      ======     ======     ======     =======    =======    =======     =======    =======

                                                                                           AS A PERCENTAGE OF TOTAL REVENUES
                                     ---------------------------------------------------------------------------------------
Revenues...........................    100.0%     100.0%     100.0%      100.0%     100.0%     100.0%      100.0%     100.0%
Operating expenses:
  Professional services............     60.2       56.5       58.2        59.5       56.5       58.1        58.1       61.3
  Selling and marketing............      8.5        8.6        9.6        10.0        9.6        9.3         8.9        9.5
  General and administrative.......     18.0       18.5       18.3        21.1       20.5       17.8        18.4       17.6
                                      ------     ------     ------     -------    -------    -------     -------    -------
    Total operating expenses.......     86.7       83.6       86.1        90.6       86.6       85.2        85.4       88.4
                                      ------     ------     ------     -------    -------    -------     -------    -------
Operating income...................     13.3       16.4       13.9         9.4       13.4       14.8        14.6       11.6
Other income (expense).............     (0.1)      (0.3)      (0.0)        0.4       (0.1)       0.0        (0.3)      (0.2)
                                      ------     ------     ------     -------    -------    -------     -------    -------
Net income(1)......................     13.2%      16.1%      13.9%        9.8%      13.3%      14.8%       14.3%      11.4%
                                      ======     ======     ======     =======    =======    =======     =======    =======
Pro forma net income(2)............      7.9%       9.7%       8.4%        5.9%       8.0%       8.9%        8.6%       6.9%
                                      ======     ======     ======     =======    =======    =======     =======    =======

---------------

(1) During each of the quarters presented, the Company's predecessor was an S Corporation, and as such was not subject to income taxation at the corporate level.

(2) Reflects federal and additional state income tax expense that would have been required had the Company and its predecessor operated as a C Corporation with an effective tax rate of 40%.

     Although the Company has achieved significant quarter-to-quarter revenue growth for the periods presented, the Company does not believe this growth rate is sustainable. The Company has historically experienced a decrease in net income as a percentage of revenues in the first and fourth quarters of each year due to customer budget cycles and the resulting customer preference to complete projects by year end. In addition, the fourth quarter of each year is generally affected by certain holiday season costs and the reduced number of working days in such quarter. See "Risk Factors -- Fluctuations in Quarterly Operating Results". The fourth quarter of 1996 was also adversely affected by the organizational matters discussed under "Risk Factors -- Management of Growth". In addition, the Company expects the results for the first quarter of 1997 to be adversely affected by certain nonrecurring expenses. See "-- Overview". Throughout 1995 and 1996, the Company's total number of employees increased each quarter, with the total number of employees increasing from 243 at December 31, 1994 to 818 at December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital increased to $13.9 million at December 31, 1996 compared to $5.9 million at December 31, 1995. These increases were primarily due to increases in accounts receivable, prepaid expenses and other current assets. The accounts receivable balance at December 31, 1996 was $20.3 million as compared with $7.6 million at December 31, 1995, representing an increase of 167.1% (as compared with a 98.2% increase in fourth quarter revenues from 1995 to 1996). The Company has historically reinvested, and expects to continue to reinvest, the vast majority of its income from operations into working capital in order to finance the expansion of the Company's business. Historically, the Company has incurred prepaid expenses at each year end in order to mitigate its stockholders' current tax liabilities, consistent with its status as an S corporation. The Company does not anticipate continuing this practice after its conversion to a C Corporation in connection with the Offering.

     The Company's investing activities used cash of approximately $1.4 million, $553,000 and $276,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The Company's capital expenditures generally reflect purchases of furniture and equipment, computer systems and software. Increases in capital expenditures were incurred in connection with the growth in the Company's geographic locations and, in 1996, the implementation of a new applicant tracking system, a new accounting system and a nationwide WAN.

     Financing activities provided $1.8 million, $667,000 and $405,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company's accounts receivable balance has increased, and is expected to continue to increase, as a result of increased revenues. For the fourth quarter of 1996, the Company's average days' sales outstanding was 89 days. The Company maintains a reserve for bad debts and currently believes that such reserve is reasonably sufficient. The Company will continue to monitor its bad debt reserves and make any increases therein that the Company may determine to be appropriate; however, there can be no assurance that such reserve will be adequate to cover future bad debt expense of the Company.

     In January 1997, the Company entered into its $10.0 million secured Facility, replacing a $3.0 million credit facility originally entered into in June 1996. The Facility matures in June 1998 and borrowings thereunder may, at the election of the Company, be subject to either the lender's prime rate minus one-half of one percent (currently 7.75%) or LIBOR plus a margin of 2.0%. Interest on prime rate loans is payable monthly and interest on LIBOR loans is payable, at the election of the Company, every one, two, three or six months. The Company may only draw under the Facility to the extent of its borrowing base, which is generally 70% of its current accounts receivable. The Company is required to pay a quarterly commitment fee of 0.125% per annum on the unused portion of the Facility. The Facility is secured by the assets of the Company, primarily its accounts receivable.

     The Facility contains affirmative and negative covenants. The Company is required to maintain tangible net worth of $10.0 million, a current ratio of 1.5 and a ratio of total indebtedness to tangible net worth of no greater than 1.0. The Company also may not incur capital expenditures of greater than $3.5 million during any fiscal year without the lender's consent. The negative covenants include a prohibition on other indebtedness in excess of $200,000, the creation of certain liens, mergers, the sale of all or any substantial part of the Company's assets, the payment of dividends except for the purpose of the payment of income taxes related to flow-through income arising from the Company's S Corporation status and the creation or acquisition of any subsidiary.

     As discussed above, Paranet intends to terminate its current S Corporation status shortly prior to the completion of this Offering. The Company will incur tax liabilities of approximately $7.2 million (payable over four years) as a result of the conversion to C Corporation status, and thereafter will be subject to federal and state income taxes, which could result in a reduction of future cash flow. The Company is also expected to have future income tax benefits in connection with the future exercise of stock options granted under its 1991 Nonqualified Stock Option Plan, all of which are expected to become fully vested and immediately exercisable in connection with the consummation of this Offering. See "Management -- Benefit Plans -- Predecessor Plan". Based on a fair value equal to the assumed initial public offering price per share, the total expected future tax benefits from the exercise of these stock options would be approximately $ million. There can be no assurance as to whether or when the nonqualified stock options will be exercised, or as to what the actual fair value per share of Common Stock at the date of exercise will be. For periods after the change to C Corporation status, income tax charges of 40% of net income, if any, will be charged to income tax expense. The income tax benefits, if any, related to the exercise of stock options will be recorded as additional paid-in capital. The Company does not believe that the change in its tax status will have a material adverse effect on the Company's liquidity and capital resources. See Notes 1, 2 and 5 to Notes to Financial Statements.

     The Company believes that the net proceeds from the sale of the Common Stock offered by the Company hereby, together with existing cash balances, cash generated from operations and amounts to be available under the Facility, will provide adequate cash to fund its anticipated cash needs, including funding the Company's growth strategy, constructing and implementing the Network Operation Center and purchasing equipment in connection with potential outsourcing engagements, at least through the next 12 months. See "Risk
Factors -- Management of Growth", " -- Risks Associated with Potential Domestic Expansion", " -- Risks Associated with Potential International Expansion",
" -- Risks Associated with Potential Acquisitions" and "Use of Proceeds".

                                    BUSINESS

     Paranet designs, integrates, manages and supports complex distributed computing environments, principally for major commercial organizations. The Company believes that it is uniquely responsive to its customers' needs as a result of its exclusive focus on distributed computing environments, its commitment to vendor independence, its franchise-like organizational structure and its flexibility in services and contract terms. Paranet focuses on a broad range of IT challenges inherent in distributed computing environments, such as system and network management, security management, technology management and business mapping. These technical areas are outlined in the Company's NOMAN(R) framework (see chart on inside front cover). The Company's service offerings in each of these technical areas include, among others, problem assessment, system design, implementation and/or operation of a chosen solution (see chart on inside back cover). Company projects include LAN/WAN design and upgrades, intranet implementation, disaster recovery planning, help desk support, day-to-day facilities management of large networks and many other support services. The Company's expertise encompasses the latest networking and computing technologies, including Internet firewalls, ATM, Fast Ethernet, Frame Relay, FDDI, Unix and Windows NT.

     Paranet's customers include American Express, Amoco, Chevron, Motorola, Siemens Medical, Texas Instruments and US Robotics, among others. The Company also has a group of customers, currently including GTE, Hewlett-Packard, ISSC
(IBM) and Sun Microsystems, that resell the Company's services to their own customer bases. No single customer in either group accounted for more than 8% of Paranet's 1996 revenues. The Company serves customers across a wide range of industries, including telecommunications, financial services, energy, manufacturing, semiconductors and professional services. During 1996, Paranet served over 200 customers through its growing nationwide branch network. At December 31, 1996, Paranet operated 27 branches in 23 cities and had 818 full-time employees.

MARKET BACKGROUND

     Today's rapidly changing business environment is characterized by increased competition, globalization and technological innovation. At the same time, companies face increased pressure to improve customer service and profitability. In order to compete more effectively, businesses are increasing their reliance on IT as a means of achieving faster response times, shorter product cycles and reduced costs. To realize these benefits, many companies are migrating to distributed computing environments. As a result, distributed applications have become mission critical, necessitating the implementation and continuous enhancement of an efficient, reliable and flexible computing infrastructure. The need for greater network speed and capacity drives the demand for installation and operation services. In addition, new information-intensive applications and Internet-based protocols further increase the burdens placed on networks. Effective in-house management and support of these increasingly decentralized computing resources and complex networks are technically challenging, time-consuming and costly.

     Companies faced with these problems generally have three options: (i) to increase their IT staff, which increases fixed costs; (ii) to increase their reliance on support services offered by hardware, software and telecommunications providers, which may limit flexibility and access to best of breed solutions; or (iii) to employ an external service provider such as Paranet. The Company believes that the use of an external service provider enables organizations to compete more effectively by allowing them to focus on their core competencies, reduce costs and/or keep pace with technological change. The market for external and internal network consulting, implementation and operational services is large and growing rapidly. According to International Data Corporation, the total domestic market for such services was $7.2 billion in 1995, and is expected to grow to $17.7 billion by the year 2000.

     External service providers range from large, national organizations with centralized information and management to smaller regional or local firms that may be more responsive to customers, but which often lack the technical sophistication or experience of national firms. Either of these alternatives can create problems for large customers, which often deploy complex and sophisticated information systems that are also highly distributed and decentralized in nature. In many cases, national external service providers cannot deliver services at the customer's various sites with the degree of autonomy and flexibility desired by the customer, while local or regional providers may lack the capabilities and geographic scope to serve large organizations effectively. In addition, many external service providers are allied with particular hardware or software vendors, which can limit their objectivity in designing solutions appropriate to their customers' needs.

THE PARANET SOLUTION

     Paranet delivers enterprise-wide IT solutions for distributed computing environments through its nationwide branch network. The Company's franchise-like organizational structure enables it to offer customers the advantages of local or regional external service providers, such as increased focus and responsiveness, while providing the comprehensive range of services and support generally available from large, centralized national organizations. In order to provide consistent, comprehensive and high-quality services to its customers throughout the nation, the Company has developed NOMAN(R) (an acronym for Network Operations Management). NOMAN(R) has many different components, including a knowledge base of industry best practices, a detailed structural framework, a maturity assessment model and a host of processes, metrics, tools and procedures that provide a uniform methodology for the delivery of all Paranet services. NOMAN(R) is organized to address every aspect of the design, integration, management and support of distributed systems in a manner driven by the customer's business needs mapped to the customer's computing infrastructure. Paranet believes that NOMAN(R) increases the quality, consistency, efficiency and scope of the Company's approach to resolving customers' distributed computing problems.

     Paranet believes that its independence from hardware and software vendors, combined with the benefits provided by NOMAN(R), permits it to offer customers best-of-breed solutions. By design, Paranet is flexible in customizing its service offerings and the manner in which those services are delivered to accommodate diverse customer needs, capabilities, time constraints and knowledge. The Company strives to establish long-term relationships with customers by delivering its services in a variety of manners, ranging from consulting or integration to complete outsourced solutions. Paranet is also flexible in designing the contractual terms of its engagements to meet customers' preferences.

STRATEGY

     The Company's objective is to become the global leader in the design, integration, management and support of complex distributed computing environments. To achieve this objective, the Company is pursuing the following strategies:

  EXPAND BRANCH NETWORK

     In order to address the demand for its services, the Company expects to open additional domestic branches. The Company's strategy also includes international expansion, although the Company currently has no specific plans for such expansion. The Company has refined a model for the development of a branch from start-up to maturity, which embodies the knowledge Paranet has gained from its experience with all of its previous branches. Paranet believes that its process orientation, decentralized organizational structure and entrepreneurial culture will enable it to execute its currently planned expansion effectively; however, there can be no assurance that such expansion will be successful. See "Risk Factors -- Management of Growth", " -- Risks Associated with Potential Domestic Expansion", " -- Risks of Decentralized Organization" and " -- Risks Associated with Potential International Expansion".

  EXPAND INDIRECT SALES RELATIONSHIPS

     In order to increase market penetration and market exposure, the Company currently has, and intends to expand, indirect sales relationships with companies that offer Paranet's services under their own names to their own customer bases. The Company currently has such indirect sales relationships with GTE, Hewlett-Packard, ISSC (IBM) and Sun Microsystems, among others. The Company continually explores potential relationships of this nature with other major firms and believes that these relationships will allow it to achieve broader market recognition more quickly and to compete for larger, longer-term contracts. The Company is not obligated to sell or otherwise prefer the products of the companies with which it currently has such relationships, and plans to avoid any relationship that would jeopardize its vendor independence.

  CONTINUE TO LEVERAGE AND ENHANCE NOMAN(R)

     NOMAN(R) enables Paranet to provide consistent, comprehensive, high-quality services to its customers while taking advantage of the benefits offered by the Company's decentralized branch network. Paranet intends to continue to leverage NOMAN(R) to efficiently and effectively provide services that are tailored to customers' individual needs. Paranet plans to focus on the enhancement of NOMAN(R) to ensure that it serves as a leading-edge repository of industry best practices.

  DEVELOP AND MARKET STANDARDIZED SERVICES

     The Company intends to use its customer contacts, project experience and market knowledge to identify selected technical areas where market demand exists for more standardized services that can be customized and implemented rapidly (for example, disaster recovery plans or Internet firewalls), generally on a fixed-price basis. The Company believes that the standardization of services will provide higher quality deliverables, reduce disruption to the customer's business during the delivery process and potentially reduce the Company's costs. The Company anticipates that the particular types of standardized services demanded by the market will be subject to rapid change, thus requiring continuous monitoring and frequent development of new standardized services. See "Services -- Styles of Delivery".

  ESTABLISH NETWORK OPERATION CENTER

     In order to continue expanding the range of services offered to its current and future customers, the Company intends to establish a Network Operation Center (a "NOC"). The NOC will enable the Company to provide offsite monitoring of customers' network activity, security issues, faults and performance, and allow the Company to make changes and corrections as necessary, 24 hours a day, seven days a week. The NOC will significantly enhance the Company's ability to compete for certain outsourcing opportunities and enable the Company to provide services remotely that it now provides on site.

  BUILD LONG-TERM CUSTOMER RELATIONSHIPS

     The Company considers superior execution and resulting customer satisfaction key elements of selling to existing customers and generating referrals for new customers. By focusing on the flexible delivery of consistent high-quality services, Paranet believes it can continue to earn significant repeat and referral business and multi-departmental projects within existing customers. The Company seeks to develop long-term relationships with its customers through superior execution, which in many cases enables Paranet to become an integral part of the customers' technology planning, implementation and infrastructure.

  CONTINUE TO FOSTER THE PARANET CULTURE

     The Company believes that the entrepreneurial orientation of its employees, fostered by its decentralized organizational model and its employee compensation practices, has been and will continue to be important to the Company's success. By providing an environment in which employees are given high levels of empowerment and responsibility, the Company encourages them to be responsive to their customers, fellow employees, families, shareholders and the communities they live in. The Company seeks to promote a core set of values that includes "excellence in everything it does", "growth and development of its people" and "doing the right thing every time". The Company intends to continue its emphasis on entrepreneurship at all levels of the Company.

     No assurance can be given that the Company will be able to implement its strategy or achieve its objectives. See "Risk Factors".

NOMAN(R)

     NOMAN(R) has many different components, including a knowledge base of industry best practices, a detailed structural framework, a maturity assessment model and a host of processes, metrics, tools and procedures that provide a uniform methodology for the delivery of all Paranet services. NOMAN(R) is organized to address every aspect of the design, integration, management and support of distributed systems in a manner driven by the customer's business needs mapped to its computing infrastructure.

     NOMAN(R)'s dynamic knowledge base of methodologies, information and processes is drawn from the collective knowledge and expertise of all current and prior Paranet employees and many other industry sources. NOMAN(R) provides a framework and sophisticated tools that assist the Company's employees in understanding the needs of a customer, in clarifying a customer's goals, in organizing resources to achieve those goals and in measuring progress through established metrics. In addition, the Company believes that NOMAN(R) improves internal communication by providing a framework in which to discuss and resolve technical and organizational issues; provides a standardized method of capturing knowledge so that it can be quantified and compared; and promotes teamwork and more effective training by facilitating consistent work practices.

     The NOMAN(R) knowledge base is organized around 12 technical domains that contain the disciplines and elements (or tasks) associated with the design, integration, management and support of distributed computing environments. (See inside front cover for an illustration of the organization of the NOMAN(R) knowledge base.) It is available on the Company's intranet for use by all employees, who, in turn, contribute to it from their most recent project experiences. For example, if a particular customer is interested in developing a data security policy, a Paranet employee would access the NOMAN(R) knowledge base under the domain entitled "Security Management", in which there are three disciplines, one of which is "Security Policy Development". There (and in further subdivisions of that discipline), the employee would find policies, processes, methods, proposals, scoping guides, tools, resources, research, industry reports and other references relevant to the topic.

     The Company believes that NOMAN(R) provides a highly effective analytical methodology for addressing the IT challenges inherent in distributed computing environments. Several of the Company's competitors employ analytical problem-solving methodologies; however, the Company believes these methodologies lack NOMAN(R)'s scope, flexibility and specific industry focus. NOMAN(R) is organized to begin the analysis with the objectives of the customer's business, rather than beginning from an IT perspective.

     A description of each domain in the NOMAN(R) knowledge base follows:

     BUSINESS MAPPING. The Business Mapping Domain identifies the processes and practices needed to map IT to the end user's business requirements. This domain concerns all aspects of the computing environment, including communications, network access, application access, host access, security and peripherals. Business Mapping takes a long-term, proactive view, focusing on how the customer's IT organization works with the end user rather than being driven by the end user in a reactive manner. This domain is designed to help the customer use IT as a competitive advantage in its business.

     TECHNOLOGY MANAGEMENT. The Technology Management Domain focuses on those processes and activities needed to establish standards and monitor industry directions in all areas of the distributed computing industry, including operating systems, network cabling, LAN/WAN topologies, hardware, applications and networking protocols.

     POLICIES/PROCEDURES. The Policies/Procedures Domain is concerned with the process of developing and maintaining the policies and procedures used in the management of distributed computing environments. This domain establishes standards and processes in all facets of the distributed computing environment, including security, peripherals, backup and restoration, purchasing, software licensing, administration, network access, application access and help desk support, among others. Although policies and procedures are an integral part of each domain, this domain exists to ensure that the various policies and procedures associated with the other domains are consistent, usable and accessible.

     EDUCATION. The Education Domain focuses on the processes and activities involved in the development and coordination of training programs for end users and support staff. This domain covers, among other areas, applications, hardware, operating systems, project management and networks.

     SYSTEM/NETWORK MANAGEMENT. The System/Network Management Domain concentrates on the day-to-day operations necessary to maintain a high degree of reliability and availability of the resources used in the distributed computing environment. Activities within this domain include managing queues, hardware support, changing user accounts, e-mail administration and network administration. This domain tends to focus on "behind the scenes" processes or utility services, such as network access, application access and peripheral access.

     DATA MANAGEMENT. The Data Management Domain identifies the processes and practices involved in maintaining the integrity of data over its life cycle. This domain includes both protecting data from loss and managing data and data storage devices effectively.

     SECURITY MANAGEMENT. The Security Management Domain addresses the prevention and detection of security violations, access controls, the prevention of service interruption, protection of sensitive data and the restoration of services in the event of service interruption.

     FAULT MANAGEMENT. The Fault Management Domain describes the processes and activities involved in monitoring systems and networks on a real-time basis to isolate, diagnose, log, resolve and prevent network and system problems.

     PERFORMANCE MANAGEMENT. The Performance Management Domain consists of the processes and activities involved in gathering, storing and analyzing statistics on the factors that affect network and system performance. This domain includes system and network performance monitoring, tuning and capacity planning activities.

     CONFIGURATION MANAGEMENT. The Configuration Management Domain identifies the processes and practices involved in controlling, configuring and accounting for resources in the distributed computing environment. This domain includes tasks such as hardware/software inventory tracking, software distribution and change control. Configuration Management tends to be somewhat reactive in nature as it involves managing the dynamic, day-to-day configuration of the distributed computing environment.

     ACCOUNTING MANAGEMENT. The Accounting Management Domain designates the processes and practices necessary for purchasing, managing contracts for and tracking costs of hardware, software and services.

     USER SERVICES. The User Services Domain focuses on the processes and activities involved in providing help to end users of the distributed computing environment, including problem tracking, problem resolution, bug testing and support of groupware. This domain facilitates the day-to-day contact between end users and the customer's IT organization. This contact is usually initiated by the end user, which causes this domain to be rather reactive.

FLEXIBLE SERVICE APPROACH

     The Company utilizes a flexible service delivery approach in which a range of services can be mapped to a spectrum of technical areas and delivered in a variety of manners, as illustrated in the following chart:

                             FLEXIBLE SERVICE CHART

Service Offerings       Technical Areas         Styles of Delivery      Contract Terms
                          /Domains

Assessments             Accounting Management         Help              Fixed Price
Benchmarking            Business Mapping              Teach             Price by Task
Consulting              Configuration Management      Do                Level of Service
Design                  Data Management                                 Level of Effort
Implementation          Education                                       Retainer
Integration             Fault Management                                Hourly
Operations              Performance Management
Product Selections      Policies and Procedures
Reengineering           Security Management
Training                Systems/Network Management
                          Technology Management
                        User Services


     The Company offers its services in a "mix-and-match" fashion, allowing customers to choose from any combination possible using one item from each column in the chart. The specific combination for a given project is jointly developed by the customer and the Company to meet the customer's needs and preferences. For example, a customer seeking to implement (the Service Offering) an intranet firewall to protect access to internal information (the Security Management Domain) could request the Company to take complete responsibility for the implementation (the "Do" style of delivery) on a fixed-price basis (the Contract Terms).

  SERVICE OFFERINGS

     As indicated in the chart above, the Company offers a broad range of network and IT services based on the needs of each particular customer. The Company's service offerings encompass all phases of the development and operation of a distributed computing environment. The Company's flexibility and expertise allow it to provide the precise services, whether comprehensive or narrowly focused, required by a particular customer at any given point in time.

  TECHNICAL AREAS (DOMAINS)

     The Company has identified 12 technical domains incorporating the hundreds of disciplines and elements (or tasks) associated with the design, integration, management and support of distributed computing environments. The Company has organized the NOMAN(R) knowledge base (as illustrated on the inside cover of this Prospectus) around these domains. For a description of these domains, see "-- NOMAN(R)".

  STYLES OF DELIVERY

     Paranet uses its technical resources to provide the services each customer seeks and delivers these services in the manner each customer prefers, thereby addressing each customer's unique objectives. Paranet serves its customers in many roles, including as consultant, system integrator, selective outsourcer, mentor, trainer or contractor. The Company strives to match its style of service delivery with the customer's specific objectives, knowledge and time constraints.

     As indicated in the preceding chart, Paranet's styles of service delivery can be broken down into three broad categories: help, teach and do. Customers who hire Paranet to "help" them generally have employees with the skills to accomplish their goals and objectives; however, the extensive existing workload of these employees frequently does not allow them to undertake new initiatives. Paranet is able to provide the necessary expertise to supplement customers' efforts. Those customers who hire Paranet to "teach" them usually have the resources available to devote to a project, but lack the expertise to resolve the technical issues, such as the implementation of an unfamiliar technology or the mapping of the organization's business objectives to its IT services. Paranet can accelerate the learning process for those customers through customized training, consulting or mentoring. Finally, customers generally hire Paranet to "do" particular projects because they either lack the resources and expertise to address particular issues or choose to allocate their IT resources elsewhere. Projects in this category can range from the day-to-day operation of distributed computing environments to a large-scale integration project that requires focused attention until completion, such as an operating system migration.

     Paranet currently performs virtually all of its services at the customer's site. However, in response to requests from certain customers for remote delivery of services, the Company intends to use approximately $5.0 million of the net proceeds of the Offering to establish a Network Operation Center, which will allow Paranet to provide remote services to its customers. These services will include, among others, software distribution; asset management; data management; desktop and server management; and the monitoring of networks, system faults, performance and security. Although these are all services that are delivered by Paranet today at the customer's site, the Company believes that customers are growing increasingly comfortable with remote delivery as available security measures improve. In addition, the NOC will allow the Company to provide services 24 hours a day, seven days a week to certain of its customers who do not have adequate resources to internally provide such services. Following completion of the NOC, Paranet will be able to offer its customers the choice of on-site, remote or a combination of on-site and remote service delivery, whichever is preferable to the customer.

  CONTRACT TERMS

     Paranet generally seeks to make an equitable return while arriving at contractual arrangements that satisfy each customer's preferences. This may involve matching the contract terms with the customer's budget cycles, goals or any variety of other factors. As an example, the Company could replace a fixed-price/fixed-time contract with a fixed-price/level of effort contract that employs risk-sharing arrangements. The objective of this form of contractual arrangement is to establish a partnership with the customer by aligning the motives and risk profiles of the customer and the Company, resulting in a more cost-effective and time-efficient service delivery process. The

Company believes that its flexible approach to contractual arrangements is an effective differentiating factor in its industry. See "Risk Factors -- Project Risks; Fixed-Price Projects".

CUSTOMERS

     Paranet targets its marketing efforts at major commercial organizations with large-scale distributed computing needs and increasingly complex networks. The Company serves customers across a wide range of industries, including telecommunications, financial services, energy, manufacturing, semiconductors and professional services. During 1996, the Company provided services to over 200 customers. Paranet is not dependent on any single customer, as no single customer accounted for more than 8% of revenues in 1996. The Company's top 15 customers in 1996 accounted for $36.4 million of revenues, representing 54.9% of total revenues. The following is a list of the customers of Paranet that each accounted for at least $500,000 of revenues in 1996:

American Express
American Portable Telecom
Ameritech Communications
Amoco
Beneficial Technology Group
Chevron
Conoco
Convex Computer
Data Times
Exxon
GTE
Houston Cellular
ISSC (IBM)
Landmark Graphics
Lanier Worldwide
Lehman Brothers
Lucent Technologies

MCI
Medaphis
Mobil
Motorola
Natural Gas Clearinghouse
Shell Oil
Siemens Medical
Star Enterprise
Sun Microsystems
Texas Commerce Bank/Chase
  Manhattan Bank
Texas Instruments
US Robotics
Vastar Resources
Williams Cos.
Worldcom

ORGANIZATION

     The Company believes that its decentralized organizational structure has been a key factor in its success to date. This structure is designed to maximize responsiveness to customers by pushing responsibility and authority as close to the customer as possible. It is also designed to maintain the Company's entrepreneurial culture by optimizing the size of the organizational units at all levels. As particular units grow beyond the size at which they can provide highly focused service, they are subdivided.

[Map of the continental United States showing the location of the Company's 27 branches in 23 cities at December 31, 1996 appears here.]

     The branch is the basic building block of the Company's organizational structure. Each branch operates as a self-contained business unit. Specific responsibilities of a branch include service delivery, customer sales, limited capital decisions, personnel and compensation decisions and coordination with other branches in serving major customers. The Company believes a significant aspect of its future growth will continue to come from increasing the number of branches and geographic locations. At December 31, 1996, the Company had 27 branches in 23 cities, at the geographic locations shown above.

     The branches within a geographical area are managed by a division, which guides its branches in strategic decisionmaking and provides limited pooled resources during the start-up phase of new branches. A division is also responsible for monitoring and supporting its branches, disseminating corporate culture and implementing Company-wide standards, guidelines and processes.

     Field Services and Corporate each operate on a Company-wide level to support the divisions and branches. Field Services is responsible for collecting, distilling, packaging and supporting the tools, processes, methods and technologies used throughout the Company. An important aspect of the work of Field Services is orchestrating the continual advancement and refinement of NOMAN(R). The Company believes that the work of Field Services is essential to enable the Company to provide consistent, high-quality and cost-effective services. By design, Field Services consists of a relatively small group of people, in order to put the needed resources in the field as close to the customer as possible. Corporate provides centralized accounting, finance and strategic management functions.

     Every Paranet employee has two consistent but distinctly different roles. One role is as a member of the team or business unit to which he or she belongs and the other relates to his or her specific function within the team. These functional roles are classified into 18 functional domains (for example, sales, recruiting, technical management, human resources or legal), each of which has a complete set of associated policies, processes, critical success factors, tools and metrics. The Field Services organization has a leader for each functional domain, who is responsible for the advancement and continuous improvement of his or her functional domain. These leaders have no direct management authority but strongly influence the members of their functional domains throughout the Company to ensure best practices and consistent delivery of functional domain services. As the dynamics of managing the Company evolve, it is the responsibility of the functional domain leaders to distill and replicate these new practices throughout their functional domains. This dual focus on business unit success and personal success as a team member is intended to provide each employee with appropriate incentives to contribute to Company-wide consistency and business unit success.

     In the past, the Company's growth has required the Company to change and to adapt its organizational structure and management approach, and similar changes are likely to be required in the future. There can be no assurance that future changes in organizational structure or management approach in response to growth or other circumstances will be effective, or that such changes will not create potentially material business disruptions. See "Risk Factors -- Management of Growth".

SALES AND MARKETING

  SALES APPROACH

     Paranet strives to develop its customer base by pursuing new customers, increasing penetration within existing customers and expanding its indirect sales relationships. The Company's direct marketing is conducted primarily at the branch level. The branches generally initiate the new customer development process by identifying sales opportunities and making initial contact with the prospective customers' senior management, IT department or business unit. The Company also seeks to gain additional business from existing customers by increasing the number of projects within the same department and/or expanding across multiple departments and/or locations within the same customer.

     Paranet also markets its services through indirect sales relationships. In order to increase market penetration and market exposure, the Company is currently working, and intends to expand its work, with companies that offer Paranet's services under their own names to their own customer bases. The Company currently has such indirect sales relationships with GTE, Hewlett-Packard, ISSC (IBM) and Sun Microsystems, among others.

     In addition to the Company's direct sales efforts and indirect sales relationships described above, the Company also benefits from customer referrals; business and industry rankings, such as the Inc. 500 and LAN 100 rankings; published articles in major industry publications, such as LAN Magazine, LAN Times, InfoWorld and Network World; and Paranet's site on the World Wide Web, at which certain marketing information is available. The Company encourages its employees to publish technical articles in industry publications such as those listed above, which the Company believes increases market awareness of the Company and its expertise.

  ACCOUNT SERVICE PLAN

     The Company has developed a process called the Account Service Plan, which is implemented by a team consisting of sales professionals and technical personnel working together to serve the customer's objectives throughout the different phases of the customer relationship. This process is initially driven by sales considerations but becomes more technically focused over time. The Account Service Plan defines the responsibilities and expectations of sales professionals and technical personnel, so that both can work efficiently in winning the business and successfully executing the assignment with the ultimate goal of achieving high levels of customer satisfaction.

  MAJOR ACCOUNTS PROGRAM

     Paranet is currently implementing a Major Accounts Program, which is intended to serve the Company's largest accounts more efficiently by better coordinating the efforts of branches throughout the Company. Under the Major Accounts Program, one branch sales manager will be assigned primary responsibility for handling the account, including coordination with other branches in serving the customer. Currently, Paranet has identified five major accounts for this program -- Amoco, GTE, Motorola, Sun Microsystems and US Robotics -- that collectively accounted for 24.6% of the Company's revenues in 1996.

  CUSTOMER SATISFACTION SURVEYS

     In order to monitor customer satisfaction, the Company employs an independent research firm to conduct quarterly customer satisfaction surveys of a random selection of Paranet's customers. The Company uses the survey results as a tool to identify and address potential areas for improvement. In addition, customer satisfaction (as measured by the surveys) is a component of the incentive compensation goals of every member of the Company's management (which includes branch sales managers, technical managers, recruiters, administrators, Field Services employees and executive officers). The Company believes this practice reinforces management's commitment to customers.

HUMAN RESOURCES

     As of December 31, 1996, the Company had 818 full-time employees, consisting of 690 technical personnel, 79 employees in administration and support services and 49 employees in sales and marketing. During 1996, the number of employees increased by 77%.

  RECRUITING

     A key part of the Company's growth strategy is to recruit employees with outstanding customer service abilities, independence, leadership aptitude, broad and deep technical knowledge, goal orientation and an entrepreneurial spirit. In order to assess candidates and to hire the optimal Paranet employee in a cost-effective manner, Paranet has created a sophisticated recruiting process that combines in-house professional recruiters (of which Paranet had 21 at December 31, 1996), management, sales professionals and technical employees. Paranet generates a steady flow of applicants through multiple sourcing techniques, including employee referrals, advertisements on the World Wide Web (including the Company's own Web site), job fairs, classified advertisements in local newspapers and direct recruiting. The Company generally hires professionals with a minimum of three years of technical experience who the Company believes can add immediate value. Paranet recently implemented a nationwide applicant tracking system that matches a candidate's abilities and interests with the requirements of a particular branch or customer.

  EMPLOYEE DEVELOPMENT

     The Company seeks to foster the personal and professional advancement of its employees through a culture that promotes continuous learning. The Company develops an individually tailored educational curriculum for each employee that includes training in management and leadership skills, in addition to technical education designed around the employee's functional domain. The Company also has a tuition reimbursement plan and the Paranet Certified Analyst Program (an internal technical certification program), which are designed to produce well-rounded technical professionals who excel in multi-vendor environments. Business unit leaders' incentive compensation depends in part on whether the members of their business unit devote specified levels of time to personal and professional development.

  COMPENSATION AND INCENTIVES

     The Company's compensation structure is designed to consistently promote desired behavior and to encourage teamwork by ensuring that compensation incentives do not create conflicts among individuals, functional domains or business units. Incentive compensation is based on each employee's performance in two distinct dimensions -- as a member of a business unit and as a member of a functional domain. All individual goals are consistent with the Company's goals (including that of customer satisfaction), which is intended to align compensation packages with the Company's critical success factors. The compensation structure is reviewed annually and adjusted as appropriate to ensure that the incentives are effective to promote the Company's and its customers' objectives.

  CORPORATE CULTURE AND VALUES

     The Company fosters an entrepreneurial culture based on individual contributions, communications, growth and development, and a commitment to having fun. Paranet believes that its ability to continue to grow is dependent upon retaining the unique organization, values and culture it has created. Hence, communicating its culture and providing constant support to its employees are critical elements of success. Paranet uses multiple channels to provide consistent communications among its employees, including new hire orientation; an audiotaped talk show (produced every six weeks); frequent Company-wide meetings; a monthly newsletter; Company-wide e-mail; and an extensive intranet. The intranet contains information concerning the Company's goals, critical success factors, forms, processes, tools, news, updates and other information covering every aspect of the Company's business.

     In order to recognize and encourage superior achievement and performance by employees in all functional domains (including technical, sales, recruiting and administration), Paranet has established a variety of awards. These awards include (i) the "Golden Wing Award", given annually to the Company's highest achievers in each functional domain, which includes an all-expenses-paid trip to an exotic location for the winners and their spouses; (ii) the "Para 100 Award", given annually to employees who achieve their individual goals for the year, which includes a mini-vacation for the winners and their spouses; (iii) the "Golden Eagle Award", given bi-monthly to recognize superior performance and contributions by branch employees; (iv) the "Silver Eagle Award", presented to employees who receive commendation letters from customers; and (v) the "Quarterly Division Awards", given quarterly by each division to recognize superior performance in each functional domain. The Company also seeks to increase its employees' sense of community and to foster family involvement with the Company through regular Company-wide social events, and encourages community involvement by sponsoring charity events and contributing to charities in which its employees are involved.

     See "Risk Factors -- Management of Growth", "-- Need to Attract and Retain Qualified Technical and Other Key Personnel" and "-- Dependence on Key Employees".

COMPETITION

     The Company believes that the principal competitive factors in its industry include quality of service, responsiveness to customer objectives, speed of service delivery, technical and business expertise and price. The Company believes it competes favorably with respect to these factors, in part because its process-driven approach is designed to provide delivery of solutions in a cost-effective manner and its branch-style organization and commitment to flexibility facilitate responsiveness and speed of service delivery.

     The market for the design, management, integration and support of complex distributed computing environments is characterized by high growth, intense competition and rapid technological change. The market is highly fragmented, with no one company or small group of companies having a majority share of the market. The Company faces competition from system integrators, VARs, local and regional network services firms, telecommunications providers, consulting and accounting firms, independent consultants, software vendors, network equipment vendors, computer systems vendors, large outsourcing companies and temporary staffing companies. Many of these competitors have significantly greater financial, technical and marketing resources and/or name recognition and generate greater revenue than does the Company. Further, the Company has faced, and expects to continue to face, additional competition from new entrants into its markets. Increased competition could result in price reductions, fewer projects, underutilization of resources, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the Company's customers and prospective customers have internal IT departments and could choose to satisfy their needs through internal resources rather than through external service providers. As a result, any decision by a significant number of the Company's customers or potential customers to perform network management services internally could have a material adverse effect on the Company's business, financial condition and results of operations.

     See "Risk Factors -- Intense Competition".

INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent in part on its intellectual property, including without limitation the NOMAN(R) framework. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements, technical measures, copyright laws and trademark laws to protect its proprietary rights. Although the Company enters into confidentiality agreements with its employees, subcontractors and customers, and attempts to limit access to and distribution of its proprietary information, there can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use or take appropriate steps to enforce its intellectual property rights. The Company has in the past entered into service contracts with customers that assign rights to certain aspects of the work performed under those contracts to the customers. The Company does not believe that such contracts limit the Company's ability to render its services to other customers. However, there can be no assurance that the Company will not receive communications in the future from third parties or customers asserting that the Company has infringed or misappropriated the proprietary rights granted under such contracts. See "Risk Factors -- Dependence on Key Employees" and
"-- Intellectual Property Rights".

FACILITIES

     The Company's principal executive offices are located in an approximately 20,000 square foot facility in Houston, Texas, pursuant to a lease which expires in December 1998. In addition, the Company leases office space in other cities, generally on a short-term basis. Because the Company's professional services currently are typically performed at the customer site, such other facilities are generally small. The Company is continually evaluating the adequacy of existing facilities and the appropriateness of facilities in new cities, and it believes that suitable additional space will be available in the future on commercially reasonable terms as needed. See "-- Organization".

     The Company intends to use approximately $5.0 million of the net proceeds of the Offering to establish a NOC. See "-- Services -- Styles of Delivery".

LEGAL PROCEEDINGS

     The Company is occasionally involved in litigation relating to personnel and other claims arising in the ordinary course of business. Paranet is not currently engaged in any legal proceedings which are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table and descriptions set forth information regarding the directors, executive officers and certain key employees of the Company.

                  NAME                      AGE                 POSITION
                  ----                      ---                 --------
DIRECTORS AND EXECUTIVE OFFICERS
  Michael H. Holthouse..................    39     Chairman of the Board and President
  Steven T. Ough........................    38     Director and Director of Technology
EXECUTIVE OFFICERS
  Jeffrey G. Warren.....................    33     Director of Finance
  Kenneth Wolverton.....................    32     Director of Field Services
KEY EMPLOYEES
  Gordon B. Brown.......................    40     New Territories Division Manager
  Steven P. McDermott...................    38     Central Division Manager
  Michael J. Rigert.....................    37     Midwestern Division Manager
  Tari Schreider........................    39     Southeastern Division Manager
  William H. Stockwell..................    38     Western Division Manager
  John Stopper..........................    43     Eastern Division Manager

     The Company's Board of Directors is divided into three classes with staggered terms of office, initially ending in 1998, 1999 and 2000. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. The Company's Board of Directors is currently composed of two members. Mr. Ough is a Class II Director, whose term will expire at the 1999 annual meeting of stockholders, and Mr. Holthouse is a Class III Director, whose term will expire at the 2000 annual meeting of stockholders. Following completion of the Offering, the Board of Directors plans to appoint three additional directors who are not employees of the Company (each a "Nonemployee Director") and two additional directors who are employees of the Company. Officers of the Company are appointed by the Board of Directors and serve until their successors are chosen or until their resignation or removal.

DIRECTORS AND EXECUTIVE OFFICERS

     Michael H. Holthouse has served as President and Chairman of the Board of the Company since he co-founded the Company in October 1990. From December 1984 to October 1990, Mr. Holthouse was employed as a Major Account Manager by Apollo Computer Inc./Hewlett-Packard ("Apollo"), a company engaged in the production of commercial engineering and desktop workstations and applications software.

     Steven T. Ough, a co-founder of the Company, has served as a director of the Company and as the Company's Director of Technology since January 1991. From January 1988 to October 1990, Mr. Ough was employed as a technical consultant for Apollo.

     Jeffrey G. Warren has served as the Company's Director of Finance since January 1993. Prior to joining the Company, Mr. Warren was employed by Ernst & Young LLP, serving as an Audit Manager from September 1991 to December 1992. Mr. Warren is a Certified Public Accountant.

     Kenneth Wolverton has served as the Company's Director of Field Services since May 1995. Prior thereto, he was employed by Compaq Computer Corporation in a variety of information technology management positions, most recently as Enterprise Customer Service Systems Manager from February 1995 to May 1995 and as North America Customer Service Systems Manager from July 1993 to February 1995.

KEY EMPLOYEES

     Gordon B. Brown has held the position of New Territories Division Manager since January 1997. Previously, he served as the Company's Director of Business Development from January 1996 to January 1997, as a Division Manager from January 1994 to January 1996 and as a Branch Manager from May 1992 to January 1994. From May 1989 to May 1992, Mr. Brown was a District Manager for Apollo.

     Steven P. McDermott has served as Central Division Manager since joining the Company in March 1995. From February 1991 to March 1995, he held the position of Regional Manager for Anatec Inc., a custom applications software development company. From September 1986 to January 1991, Mr. McDermott was a National Account Manager for Wright Line, a manufacturer of computer-related products.

     Michael J. Rigert has held the position of Midwestern Division Manager since October 1994. From June 1994 to October 1994, Mr. Rigert served as Corporate Accounts Manager for OpenVision Technologies, a developer of client/server management software. Prior thereto, he was employed as a Senior Regional Manager of Legent Corporation, a software and computer services provider.

     Tari Schreider has served as Southeastern Division Manager since joining the Company in July 1996. For eight years prior to joining the Company, Mr. Schreider served as a director and partner of Contingency Planning Research, Inc., a management consulting firm concentrating on sales, recruiting and consulting resources.

     William H. Stockwell has been the Company's Western Division Manager since joining the Company in November 1994. Prior to joining the Company, he was employed by IBM in a variety of sales management positions from 1981 to November 1994.

     John Stopper has served as Eastern Division Manager since August 1995. From 1989 to August 1995, Mr. Stopper served as Senior Regional Manager for Legent Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     Following the appointment of additional directors after the Offering, the Company will establish an Audit Committee and a Compensation Committee. The Audit Committee, which will be composed entirely of Nonemployee Directors, will review the functions of the Company's management and independent auditors pertaining to the Company's financial statements and perform such other related duties and functions as are deemed appropriate by the Audit Committee or the Board of Directors. The Compensation Committee, a majority of the members of which will be Nonemployee Directors, will recommend to the Board of Directors the compensation and benefits for the officers of the Company and will administer and grant stock options and make other awards under the Company's Incentive Plan.

DIRECTOR COMPENSATION

     The Company's current directors receive no compensation for such service.

INDEMNIFICATION ARRANGEMENTS

     The Company's Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Delaware General Corporation Law. The Bylaws include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a "change in control" (as defined) of the Company. The Company has entered or will enter into indemnification agreements with each of its directors that provide for similar protections. In addition, the Company expects to purchase directors' and officers' liability insurance policies for its directors and officers that will take effect upon consummation of this Offering.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation provided by the Company to its President and each of the other executive officers of the Company who earned more than $100,000 in combined salary and bonus from the Company for the year ended December 31, 1996 (collectively, the "Named Executive Officers").

                            SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                             COMPENSATION
                                                                AWARDS
                                                             ------------
                                                              SECURITIES
                                                              UNDERLYING
                                   ANNUAL COMPENSATION(1)      OPTIONS
                                   -----------------------    (NUMBER OF       ALL OTHER
   NAME AND PRINCIPAL POSITION       SALARY       BONUS        SHARES)      COMPENSATION(2)
   ---------------------------     ----------   ----------   ------------   ---------------
Michael H. Holthouse.............    $150,000     $349,549        --            $2,625
  President
Steven T. Ough...................     110,000       42,089        --               571
  Director of Technology
Kenneth Wolverton................     105,000       36,329                         890
  Director of Field Services

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits for the Named Executive Officers for 1996 has been omitted because the aggregate amount of such compensation constituted less than the lesser of $50,000 or 10% of the annual compensation earned by such individual for such year.

(2) The amounts shown represent (i) contributions by the Company under its 401(k) Plan and (ii) premiums paid by the Company under life insurance policies for the Named Executive Officers.

     The following table contains certain information concerning options granted to the Named Executive Officers in 1996.

                          STOCK OPTION GRANTS IN 1996

                                          INDIVIDUAL GRANTS
                           -----------------------------------------------     POTENTIAL REALIZABLE
                                        PERCENT OF                               VALUE AT ASSUMED
                           NUMBER OF      TOTAL      EXERCISE                    ANNUAL RATES OF
                           SECURITIES    OPTIONS     OR BASE                 STOCK PRICE APPRECIATION
                           UNDERLYING   GRANTED TO    PRICE                     FOR OPTION TERM(1)
                            OPTIONS     EMPLOYEES      PER      EXPIRATION   ------------------------
          NAME              GRANTED      IN 1996      SHARE        DATE          5%           10%
          ----             ----------   ----------   --------   ----------   ----------   -----------
Michael H. Holthouse.....       --
Steven T. Ough...........       --
Kenneth Wolverton........                      %      $                        $             $

---------------

(1) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the Company's 1991 Nonqualified Stock Option Plan governing termination of options upon employment termination, transferability or vesting.

     The following table summarizes the value of the outstanding options with respect to the Named Executive Officers. None of the Named Executive Officers exercised any stock options during 1996. There are no outstanding stock appreciation rights with respect to the Company.

                        1996 YEAR END OPTION/SAR VALUES

                                           NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 1996                DECEMBER 31, 1996
                NAME                     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE(1)
                ----                     -------------------------      ----------------------------
Michael H. Holthouse.................            --               --              --               --
Steven T. Ough.......................            --                               --    $
Kenneth Wolverton....................            --                               --

---------------

(1) Prior to this Offering, there was no public market for the Common Stock and, therefore, the value of each unexercised in-the-money stock option is calculated as the difference between an estimated initial public offering
    price of $          per share and the exercise price of the stock option.

EMPLOYMENT AGREEMENTS

     Each of the Named Executive Officers has entered into an identical at-will employment agreement with the Company (the "Employment Agreement"). The Employment Agreement contains provisions obligating each employee to preserve the confidential information of the Company and its customers. The Employment Agreement also provides that any intellectual property conceived during the term of employment must be disclosed and assigned to the Company. In addition, the Employment Agreement contains a covenant limiting competition with the Company during the period of employment and for a period of one year following termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During its fiscal year ended December 31, 1996, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made during such year by the President of the Company, Michael H. Holthouse. Following the completion of the Offering, the Board of Directors will establish a Compensation Committee, a majority of the members of which will be Nonemployee Directors. See " -- Committees of the Board of Directors".

BENEFIT PLANS

  INCENTIVE PLAN

     Prior to the completion of this Offering, the Company expects to adopt the Paranet, Inc. Long-Term Incentive Plan (the "Incentive Plan"). The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards ("Awards") designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company.

     The Company plans to reserve          shares of Common Stock for use in
connection with the Incentive Plan. Persons eligible for Awards are (i) employees holding positions of responsibility with the Company or any of its subsidiaries and whose performance can have a significant effect on the success of the Company, (ii) Nonemployee Directors and (iii) certain nonemployee consultants and other independent contractors providing, or who will provide, services to the Company or any of its subsidiaries.

     The Compensation Committee of the Company's Board of Directors (the "Committee") will administer the Incentive Plan. With respect to Awards to employees and independent contractors, the Committee has the exclusive power to administer the Incentive Plan, to take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration thereof, to interpret the Incentive Plan and to adopt such rules, regulations and guidelines for carrying out its purposes as the Committee may deem necessary or proper in keeping with the objectives of such plan. With respect to Awards to employees and independent contractors, the Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of the Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either
(i) not adverse to that participant holding the Award or (ii) consented to by that participant. The Committee also may delegate to the chief executive officer and other senior officers of the Company its duties under the Incentive Plan.

     The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements. The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common

Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

     Awards to employees and independent contractors may be in the form of (i) rights to purchase a specified number of shares of Common Stock at a specified price ("Options"), (ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights' exercise date over a specified strike price, (iii) grants of restricted or unrestricted Common Stock or units denominated in Common Stock, (iv) grants denominated in cash and (v) grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards"). An Option may be either an incentive stock option ("ISO") that qualifies, or a nonqualified stock option ("NSO") that does not qualify, with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, that Nonemployee Directors and independent contractors cannot be awarded ISOs. The Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity or assets or decrease in costs.

     On or before the date this Offering closes, Options under the Incentive
Plan will be granted to approximately        employees of the Company to
purchase a total of approximately                shares of Common Stock at an
exercise price per share equal to the initial public offering price per share to be set forth on the cover page of this Prospectus. These awards include Options
to be granted to           ,           , and           to purchase
               ,                , and                shares of Common Stock,
respectively. All such Options will have a term of   years and become
exercisable in cumulative annual increments of           of the total number of
shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant.

     On the first business day following the date on which each annual meeting of the Company's stockholders is held, each Nonemployee Director then serving on the Board of Directors will automatically be granted NSOs to purchase shares of Common Stock. Any person who first becomes a Nonemployee Director on or after the date this Offering closes automatically will be granted, on the date of his or her election, NSOs to purchase shares of Common Stock. Each NSO granted to Nonemployee Directors
will (i) have a      year term, (ii) have an exercise price per share equal to
the fair market value of a Common Stock share on the date of grant (the initial public offering price in the case of NSOs granted on the closing of this Offering) and (iii) become exercisable in cumulative annual increments of of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. If a Nonemployee Director resigns from the Board of Directors without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent they were exercisable on the resignation date.

     The foregoing description summarizes the principal terms and conditions of the Incentive Plan, does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  STOCK OPTION PLAN

     Prior to the completion of this Offering, the Company expects to adopt the Paranet, Inc. 1997 Nonqualified Stock Option Plan (the "Stock Option Plan"), which will provide for broad-based stock option grants to employees of the
Company. The Company plans to reserve                shares of Common Stock in
connection therewith and expects to grant options for the purchase of shares of Common Stock prior to the completion of this Offering. Awards under the Stock Option Plan will consist of NSOs, which will have a term
of      years and become exercisable             .

     The foregoing description summarizes the principal terms and conditions of the Stock Option Plan, does not purport to be complete and is qualified in its entirety by reference to the Stock Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  PREDECESSOR PLAN

     Pursuant to the Company's 1991 Nonqualified Stock Option Plan (the
"Predecessor Plan"), options for the purchase of                shares of Common
Stock are currently outstanding, at a weighted average option exercise price of
          . All of such options provide that they vest over 50 months and cannot be exercised prior to the earlier of (i) the registration of the Common Stock with the Commission and the listing of the Common Stock on any applicable national securities exchange (unless these conditions are waived by the Board of Directors) or (ii) eight years from the date of grant. The Company intends to accelerate the vesting of all options outstanding under the Predecessor Plan in connection with the consummation of this Offering. As a result, all of such options are expected to be fully vested and immediately exercisable upon the consummation of this Offering. All of such options terminate automatically upon an employee's termination of employment, whether before or after vesting. The Predecessor Plan contains certain anti-dilution provisions. No additional option grants will be made under the Predecessor Plan.

     The foregoing description summarizes the principal terms and conditions of the Predecessor Plan, does not purport to be complete and is qualified in its entirety by reference to the Predecessor Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  401(K) PLAN

     The Company adopted the Paranet, Inc. 401(k) Plan (the "401(k) Plan") for its employees effective April 1, 1992. Under the 401(k) Plan, eligible employees can defer receipt of up to 25% of their compensation (subject to certain limitations imposed under the Code). In 1996 and from July 1, 1995 through December 31, 1995, the Company made a discretionary match of 20% or 30% of each participant's contribution, depending upon certain length of service requirements. Participants vest in these matching contributions after three years of service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the current beneficial ownership of shares of Common Stock, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors and Named Executive Officers, (iii) all current executive officers and directors as a group and (iv) each of the Selling Stockholders. See "Risk Factors -- Control by Principal Stockholder".

                                       SHARES BENEFICIALLY                SHARES BENEFICIALLY
                                           OWNED BEFORE                       OWNED AFTER
                                           OFFERING(1)         NUMBER        OFFERING(1)(2)
                                       --------------------   OF SHARES   --------------------
     NAME OF BENEFICIAL OWNER(3)       NUMBER    PERCENTAGE    OFFERED    NUMBER    PERCENTAGE
     ---------------------------       -------   ----------   ---------   -------   ----------
Michael H. Holthouse(4)..............               80.2%                                  %
  c/o Paranet, Inc.
  1776 Yorktown St., Suite 300
  Houston, TX 77056
Steven T. Ough(5)....................               12.5
  c/o Paranet, Inc.
  1776 Yorktown St., Suite 300
  Houston, TX 77056
J.D. Young...........................                6.7         --
  2300 Castle Rock
  Carrollton, TX 75007
Mark C. Milgrom......................                5.4         --
  28960 Lake Park Drive
  Farmington Hills, MI 48331
Kenneth Wolverton(6).................               *            --                    *
All directors and executive officers
  as a group (4 persons)(7)..........               88.0

---------------

 *  Less than 1% of the outstanding shares of Common Stock.

(1) No options for the purchase of Common Stock are exercisable prior to the consummation of this Offering. Shares of Common Stock subject to options that are expected to become exercisable upon the consummation of this Offering are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Assumes no exercise of the Underwriters' over-allotment option.

(3) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(4) Consists of      shares owned by a limited partnership of which Mr.
    Holthouse is the managing general partner and the other partners are members
    of his family and   shares owned by a trust for the benefit of Mr.
    Holthouse's children of which Mr. Holthouse is the sole trustee. The limited partnership will be the Selling Stockholder.

(5) Includes      shares of Common Stock that could be acquired through the
    exercise of stock options that are expected to become exercisable upon the completion of this Offering.

(6) Includes      shares of Common Stock that could be acquired through the
    exercise of stock options that are expected to become exercisable upon the completion of this Offering.

(7) Includes      shares of Common Stock that could be acquired through the
    exercise of stock options that are expected to become exercisable upon the completion of this Offering.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of           shares of
Common Stock, par value $.01 per share, and           shares of Preferred Stock,
par value $.01 per share. As of             , 1997, there were           shares
of Common Stock outstanding and held of record by 12 stockholders, and no shares of Preferred Stock were outstanding. The following summary does not purport to be complete, and reference is made to the more detailed provisions of the Company's Certificate of Incorporation and Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy" for information regarding dividend policy.

PREFERRED STOCK

     The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights (including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any Series or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights.

     Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded. See "Risk Factors -- Anti-Takeover Effects of Certain Charter and Bylaw Provisions".

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of its directors providing for indemnification with respect to certain matters. See
"Management -- Indemnification Arrangements".

     The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors of the Company.

     The Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. See "Management".

     The Certificate of Incorporation provides that the number of directors will be no greater than 12 and no less than two. The Certificate of Incorporation further provides that directors may be removed only for cause (as defined in the Certificate of Incorporation), and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. For purposes of Section 203, Michael H. Holthouse is an interested stockholder who became an interested stockholder with the approval of a majority of the Company's Board of Directors. See "Risk Factors -- Anti-Takeover Effects of Certain Charter and Bylaw Provisions".

     The Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder
(i) in the event of business to be brought by a stockholder before an annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and (b) with respect to an election be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. See "Risk Factors -- Anti-Takeover Effects of Certain Charter and Bylaw Provisions".

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have
shares of Common Stock outstanding. Of these shares, the                shares
sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined for purposes of Rule 144 under the Securities Act ("Affiliates"), may generally be sold only in compliance with the limitations of Rule 144 described below. See "Risk
Factors -- Shares Eligible for Future Sale".

SALES OF RESTRICTED SHARES

     The remaining                shares of Common Stock that will be
outstanding after this Offering will be deemed to be "restricted securities" under Rule 144 ("Restricted Shares"). Of the Restricted Shares, approximately shares may be eligible for sale in the public market immediately after this Offering pursuant to Rule 144(k) under the Securities Act. Of these
Restricted Shares,                are subject to 180-day Lock-up Agreements.
Approximately                additional Restricted Shares may be eligible for
sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Of these
Restricted Shares,                are subject to Lock-up Agreements. Upon
expiration of the Lock-up Agreements 180 days after the date of the Prospectus,
approximately                shares of Common Stock will become available for
sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirement. In meeting the two- and three-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

OPTIONS

     Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of employee stock options may be resold by persons other than Affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

     As of             , 1997, options to purchase a total of
shares of Common Stock were outstanding (all of which are expected to become exercisable upon the completion of this Offering). Of the total shares issuable
pursuant to such options,                shares are subject to Lock-up
Agreements. See "Management -- Benefit Plans".

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to Awards and stock options granted under the Incentive Plan and the Stock Option Plan. The Company presently intends to file these registration statements as soon as practicable after the closing of this Offering, and such registration statements are expected to become effective upon the filing thereof. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject only to the Lock-up Agreements.

LOCK-UP AGREEMENTS

     Certain security holders and all executive officers and directors of the Company, who in the aggregate will hold following the Offering
shares of Common Stock and options to purchase                shares of Common
Stock (               and                , respectively, if the Underwriters'
over-allotment option is exercised in full), have agreed, pursuant to the Lock-up Agreements, that they will not, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas, and for the Underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

     The Financial Statements of the Company at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules. Statements made in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for further information regarding the contents thereof, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, is available for inspection at, and copies of such materials may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement are also available for inspection at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and an opinion thereon expressed by the Company's independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each year.

                                    GLOSSARY

ATM.............................  Asynchronous Transfer Mode. ATM is a network communication technology based on packet switching. Data is broken into fixed-length cells and transmitted using packet communications. ATM is designed to operate at speeds ranging from 1.5 megabits/second to 2 gigabits/second. The information transmitted via ATM can be data, voice, video and other traffic. Standards for ATM are governed by the ATM Forum, an independent standards-setting body made up of ATM vendors and users.
Ethernet........................  Ethernet is a network protocol that transfers data at 10 megabits/second across a linear bus topology.
Fast Ethernet...................  Fast Ethernet is an enhancement to the Ethernet standard that supports data transfers at 100 megabits/second.
FDDI............................  Fiber Distributed Data Interface. FDDI is a high-speed, fault-tolerant network transport standard that transfers data at 100 megabits/second over fiber-optic cabling.
Firewall........................  A system (hardware and software) that controls the flow of data between an internal network and the Internet or between internal network segments.
Frame Relay.....................  Frame relay is a wide-area packet communication technology commonly used to interconnect multiple LANs. Data is broken into packets or frames and transmitted at high speeds using packet communications.
Internet........................  An open global network of interconnected commercial, educational and governmental computer networks which utilize a common communications protocol, TCP/IP.
Internet-based protocols........  Internet-based protocols ("IP") connect networks to other networks and are a set of rules and procedures that govern the exchange of data. IP is responsible for routing data between locations, controlling the flow of data and assembling and segmenting blocks or packets of data for transmission.
Intranet........................  An organization's private network of its local area networks which utilizes Internet data formats and communications protocols, and that may use the Internet's facilities as the backbone for network communications.
LAN.............................  Local Area Network. A network of computers and peripherals that spans a small physical area, usually one building or a small campus. A LAN offers peripheral sharing, data sharing and data exchange by using interconnection devices such as bridges, routers and repeaters.
Transmission Control
  Protocol/Internet Protocol
  (TCP/IP)......................  A compilation of network- and transport-level protocols that allows computers with different architectures and operating system software to communicate with other computers on the Internet.
Unix............................  Portable multi-tasking operating system originally developed by Bell
                                  Laboratories. Common versions of Unix include Hewlett-Packard's HPUX,
                                  Sun Microsystems' Solaris and IBM's AIX.

WAN.............................  Wide Area Network. A network that covers a wide area and requires special communication devices. The most significant difference between
                                  WANs and LANs is the need to make connections over long distances and the need for telephone, satellite or microwave equipment to facilitate the connection.
Windows NT......................  A 32-bit, preemptive multi-tasking network operating system developed by Microsoft. The operating system controls the sharing of computer resources such as the central processing unit (CPU), memory and disk space.

                                 PARANET, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                           PAGE
                                           ----
Report of Independent Auditors..........   F-2
Balance Sheets at December 31, 1995 and
  1996..................................   F-3
Statements of Income for the Years Ended
  December 31, 1994, 1995 and 1996......   F-4
Statements of Cash Flows for the Years
  Ended December 31, 1994, 1995 and
  1996..................................   F-5
Statements of Changes in Stockholders'
  Equity for the Years Ended December
  31, 1994, 1995 and 1996...............   F-6
Notes to Financial Statements...........   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Paranet, Inc.

     We have audited the accompanying balance sheets of Paranet, Inc., as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paranet, Inc., at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.

Houston, Texas
February 3, 1997, except Note 8
  as to which the date is             , 1997

--------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the completion of the reorganization described in Note 8 to the Financial Statements.

                                            ERNST & YOUNG LLP

Houston, Texas
February 10, 1997

                                 PARANET, INC.

                                 BALANCE SHEETS

                                                DECEMBER 31,
                                          ------------------------
                                             1995         1996
                                          ----------   -----------
                 ASSETS
Current assets:
  Cash and cash equivalents.............  $   34,942   $    48,976
  Accounts receivable -- trade, net of
     allowance for doubtful accounts of
     $119,237 and $709,230 at December
     31, 1995 and 1996, respectively....   7,595,156    20,288,086
  Prepaid expenses and other current
     assets.............................   1,389,589       981,587
                                          ----------   -----------
          Total current assets..........   9,019,687    21,318,649
Furniture and equipment, net of
  accumulated depreciation of $372,409
  and $743,217 at December 31, 1995 and
  1996, respectively....................     896,525     1,916,240
                                          ----------   -----------
          Total assets..................  $9,916,212   $23,234,889
                                          ==========   ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable -- trade.............  $  443,641   $ 1,295,125
  Accrued payroll.......................   1,316,538     2,419,573
  Other accrued liabilities.............     185,930       732,946
  Line of credit........................   1,200,000     3,000,000
                                          ----------   -----------
          Total current liabilities and
             total liabilities..........   3,146,109     7,447,644
Stockholders' equity:
  Common stock, $.01 par value;
     10,000,000 shares authorized,
     7,480,000 shares issued and
     outstanding at December 31, 1995
     and 1996...........................      74,800        74,800
  Additional paid-in-capital............     294,720     1,394,600
  Unearned compensation.................    (110,000)   (1,047,930)
  Retained earnings.....................   6,510,583    15,365,775
                                          ----------   -----------
     Total stockholders' equity.........   6,770,103    15,787,245
                                          ----------   -----------
     Total liabilities and stockholders'
      equity............................  $9,916,212   $23,234,889
                                          ==========   ===========

                See accompanying notes to financial statements.

                                 PARANET, INC.

                              STATEMENTS OF INCOME

                                                           YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                     1994           1995           1996
                                                  -----------    -----------    -----------
Revenues........................................  $14,823,285    $30,896,520    $66,224,761
Operating expenses:
  Professional services.........................    9,470,734     18,106,585     38,905,292
  Selling and marketing.........................    1,501,070      2,867,874      6,161,935
  General and administrative....................    2,603,254      5,936,910     12,197,664
                                                  -----------    -----------    -----------
          Total operating expenses..............   13,575,058     26,911,369     57,264,891
                                                  -----------    -----------    -----------
  Operating income..............................    1,248,227      3,985,151      8,959,870
Other income (expense)..........................      (13,600)        15,658       (104,678)
                                                  -----------    -----------    -----------
          Net income............................  $ 1,234,627    $ 4,000,809    $ 8,855,192
                                                  ===========    ===========    ===========
Unaudited pro forma information (Note 2)
  Pro forma adjustment for taxes................      493,850      1,600,322      3,542,077
                                                  -----------    -----------    -----------
  Pro forma net income..........................  $   740,777    $ 2,400,487    $ 5,313,115
                                                  ===========    ===========    ===========
  Pro forma net income per share................  $       .09    $       .29    $       .63
                                                  ===========    ===========    ===========
  Shares used to compute pro forma net income
     per share..................................    8,219,551      8,417,383      8,437,938
                                                  ===========    ===========    ===========

                See accompanying notes to financial statements.

                                 PARANET, INC.

                            STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1994          1995           1996
                                                     -----------   -----------   ------------
Cash flows from:
  Operating activities:
     Net income....................................  $ 1,234,627   $ 4,000,809   $  8,855,192
     Adjustments to reconcile net income to net
       cash provided by (used in) operating
       activities:
       Bad debt expense............................      137,500       482,288        882,900
       Depreciation expense........................      114,163       173,809        370,808
       Compensation -- stock issuance..............           --       143,333             --
       Amortization of unearned compensation.......           --        50,000        161,950
       Changes in assets and liabilities:
          Accounts receivable -- trade.............   (2,022,388)   (4,519,646)   (13,575,830)
          Prepaid expenses and other current
            assets.................................      (72,276)   (1,235,990)       408,002
          Accounts payable.........................      268,874        74,426        851,484
          Accrued payroll..........................      318,870       730,842      1,103,035
          Other accrued liabilities................     (107,440)       18,443        547,016
                                                     -----------   -----------   ------------
       Net cash used in operating activities.......     (128,070)      (81,686)      (395,443)
  Investing activities:
     Capital expenditures..........................     (275,521)     (552,591)    (1,390,523)
                                                     -----------   -----------   ------------
       Net cash used in investing activities.......     (275,521)     (552,591)    (1,390,523)
  Financing activities:
     Net borrowings on line-of-credit..............      405,000       675,000      1,800,000
     Stock issuance................................           --         9,000             --
     Stock repurchase..............................           --       (16,813)            --
                                                     -----------   -----------   ------------
       Net cash provided by financing activities...      405,000       667,187      1,800,000
Net increase in cash and cash equivalents..........        1,409        32,910         14,034
Cash and cash equivalents at beginning of year.....          623         2,032         34,942
                                                     -----------   -----------   ------------
Cash and cash equivalents at end of year...........  $     2,032   $    34,942   $     48,976
                                                     ===========   ===========   ============

                See accompanying notes to financial statements.

                                 PARANET, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                      COMMON STOCK
                                       OUTSTANDING       ADDITIONAL                                    TOTAL
                                   -------------------    PAID-IN       UNEARNED      RETAINED     STOCKHOLDERS'
                                    SHARES     AMOUNT     CAPITAL     COMPENSATION    EARNINGS        EQUITY
                                   ---------   -------   ----------   ------------   -----------   -------------
Balances at December 31, 1993....  7,400,000   $74,000   $       --   $        --    $ 1,275,147    $ 1,349,147
  Net income.....................         --       --            --            --      1,234,627      1,234,627
                                   ---------   -------   ----------   -----------    -----------    -----------
Balances at December 31, 1994....  7,400,000   $74,000   $       --   $        --    $ 2,509,774    $ 2,583,774
  Stock options granted under the
    stock option plan............         --       --       160,000      (160,000)            --             --
  Amortization of unearned
    compensation.................         --       --            --        50,000             --         50,000
  Stock issuance.................     90,000      900       151,433            --             --        152,333
  Stock repurchase at $1.68 per
    share........................    (10,000)    (100)      (16,713)           --             --        (16,813)
  Net income.....................         --       --            --            --      4,000,809      4,000,809
                                   ---------   -------   ----------   -----------    -----------    -----------
Balances at December 31, 1995....  7,480,000   $74,800   $  294,720   $  (110,000)   $ 6,510,583    $ 6,770,103
  Stock options granted under the
    stock option plan............         --       --     1,099,880    (1,099,880)            --             --
  Amortization of unearned
    compensation.................         --       --            --       161,950             --        161,950
  Net income.....................         --       --            --            --      8,855,192      8,855,192
                                   ---------   -------   ----------   -----------    -----------    -----------
Balances at December 31, 1996....  7,480,000   $74,800   $1,394,600   $(1,047,930)   $15,365,775    $15,787,245
                                   =========   =======   ==========   ===========    ===========    ===========

                See accompanying notes to financial statements.

                                 PARANET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description

     Paranet, Inc. (the Company), began operations on January 1, 1991 and is engaged in providing services for design, integration, management and support of complex distributed computing environments. The Company provides its services throughout the continental United States in 23 major metropolitan cities via its decentralized branch network.

  Revenue recognition

     Substantially all of the Company's revenues are derived from professional services, which are generally provided to customers on a time and materials basis. Professional services revenues are recognized as services are performed. Any payments received in advance of performance are recorded as deferred revenue. The Company also performs a smaller number of shorter-term projects on a time and materials basis subject to a negotiated cap. The Company recognizes revenues from these engagements as services are provided. A limited number of the Company's projects are contracted for on a fixed-price or level of service basis, and revenues under these contracts are recognized using the percentage-of-completion method. Provision for estimated losses on engagements is made during the period in which the loss becomes known. To date, such losses have been insignificant.

  Professional services

     Professional services expenses consist primarily of compensation, benefits and training expenses of the Company's technical personnel and project expenses that, pursuant to the terms of the applicable service delivery agreements, are not reimbursable by customers.

  Furniture and equipment

     Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of five years. Maintenance and repairs are charged to operating expense as incurred.

  Income taxes

     The Company is a Subchapter S Corporation under the rules and regulations of the Internal Revenue Service, and as a result, the income or loss of the Company for federal and state income tax purposes is included in the tax returns of the individual owners. Accordingly, no recognition has been given to income taxes in the accompanying financial statements. See Note 2.

  Cash and cash equivalents

     The Company considers all cash accounts and money market accounts to be cash and cash equivalents.

  Fair value of financial instruments

     The carrying amounts of cash, prepaid expenses and other current assets and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value of the Company's revolving line of credit approximates fair value because the rate on such line is variable, based on current market.

                                 PARANET, INC.

  Stock-based compensation

     The Company accounts for stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and intends to continue to do so.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentration of credit risk

     Financial instruments that could potentially subject the Company to concentrations of credit risk are accounts receivable. The Company continuously evaluates the creditworthiness of its customers and generally does not require collateral. The Company's customer base consists primarily of major commercial organizations. In 1996, the Company provided services for over 200 customers, of which 15 customers accounted for 54.9% of revenues. In 1994 and 1995, the 15 largest customers accounted for 66.3% and 62.7% of revenues, respectively. In 1994, one customer accounted for 13.4% of revenues. No other customer accounted for 10% or more of revenues in 1994 and no customer accounted for 10% or more of revenues in 1995 or 1996.

  Reclassification

     Certain 1994 and 1995 balances have been reclassified to conform with the 1996 presentation.

NOTE 2 -- PRO FORMA INFORMATION (UNAUDITED)

     As described in Note 1, the Company is a Subchapter S Corporation under the rules and regulations of the Internal Revenue Service. Prior to the initial public offering, as discussed in Note 8, the Company plans to terminate its status as an S Corporation. The pro forma tax provision has been calculated as if the Company's taxable results were taxable as a C Corporation (the Company's expected tax status) under the Internal Revenue Code for all periods presented in conformity with Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" (FAS 109), at an effective tax rate of 40%. Under the provisions of FAS 109, deferred tax assets or liabilities are recorded for the estimated future tax effects attributable to temporary differences between the bases of assets and liabilities recorded for financial and tax reporting purposes. Assuming the change in its tax status had occurred on January 1, 1996, the Company would have recorded income tax expense of $6,154,310 for the year ended December 31, 1996, including the cumulative effect of the change in tax status for deferred taxes of $2,612,233.

                                 PARANET, INC.

     Pro forma deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's pro forma deferred tax liabilities and assets as if the Company had terminated its S Corporation status at December 31, 1996 are as follows:

Deferred tax liabilities:
  Tax over book depreciation................................  $   73,445
  Cash to accrual...........................................   6,364,557
                                                              ----------
          Total deferred tax liabilities....................   6,438,002
Deferred tax assets:
  Bad debt reserves.........................................     283,692
                                                              ----------
Total deferred tax assets...................................     283,692
                                                              ----------
          Net deferred tax liabilities......................  $6,154,310
                                                              ==========

     Pro forma net income per share has been computed based on the weighted average number of common shares and common stock equivalents outstanding during the respective periods. Common stock equivalents consist of incremental shares issuable upon the exercise of stock options (using the treasury stock method). Shares for which stock options were granted within a 12-month period prior to an initial public offering are treated as outstanding for all periods presented (using the treasury stock method with the offering price used for fair market value).

NOTE 3 -- LINE OF CREDIT

     In December 1995, the Company entered into a $2.0 million revolving line of credit with a commercial bank with a maturity of May 2, 1996, bearing interest at prime plus 1.25%. Indebtedness under the line of credit was subject to certain borrowing base limitations and was secured by accounts receivable. The borrowing base exceeded $2.0 million at December 31, 1995. The line of credit required a maximum debt-to-equity ratio of .75, a minimum current ratio of 2.00 and had certain restrictions on distributions of dividends. As of December 31, 1995, $1,200,000 was outstanding under the line of credit. The Company entered into a one-month extension in May 1996. The outstanding balance was repaid and the line of credit was terminated in June 1996.

     In June 1996, the Company entered into a $3.0 million revolving line of credit with a commercial bank with a maturity of June 2, 1997, bearing interest at prime plus 1% (9.25% at December 31, 1996). Indebtedness under the line of credit was subject to certain borrowing base limitations and was secured by accounts receivable. The borrowing base exceeded $3.0 million at December 31, 1996. The line of credit required a maximum debt-to-equity ratio of .75 and a minimum current ratio of 2.0, had certain restrictions on distributions of dividends, and had limits on capital expenditures. As of December 31, 1996, $3.0 million was outstanding under the line of credit.

     Interest expense related to the revolving line of credit was $18,455 in 1994, $31,538 in 1995 and $165,333 in 1996.

     In January 1997, the Company entered into a $10.0 million revolving line of credit with a commercial bank with a maturity of June 30, 1998, bearing interest at prime less 0.5% or LIBOR plus 2.0%, and a quarterly commitment fee of 0.125% per annum on the unused portion of the line of credit. Indebtedness under the line of credit is subject to certain borrowing base limitations and is secured by accounts receivable. The line of credit requires a maximum debt to equity ratio of 1.0, a minimum current ratio of 1.5 and a minimum tangible net worth of $10.0 million, has certain

                                 PARANET, INC.

restrictions on distributions of dividends and has limits on capital expenditures. Proceeds from this line of credit were used to repay the balance outstanding under the $3.0 million revolving line of credit, which was then terminated.

NOTE 4 -- COMMON STOCK

     In September 1995, the Company effected a 10-for-1 stock split. All stockholders' equity balances and disclosures have been retroactively restated for the stock split. The effect of the stock split was to transfer an amount equal to the par value of the new shares issued from additional paid-in capital and retained earnings to common stock.

     In February through April 1995, the Company issued 90,000 shares of Company stock to certain employees for $.10 per share for a total purchase price of $9,000. Compensation expense of $143,333 was recognized under this transaction.

NOTE 5 -- STOCK OPTIONS

     In January 1991, the Company established the Paranet, Inc. 1991 Nonqualified Stock Option Plan (the 1991 Plan), pursuant to which options to purchase up to an aggregate of 1,600,000 shares of Common Stock may be granted by the Board of Directors (the Board) of the Company. The 1991 Plan is designed to provide employees, including officers and directors of the Company, with additional incentives to promote the success of the Company's business and to enhance the Company's ability to attract and retain the services of qualified persons.

     The 1991 Plan is administered by the Board. The Board has the power to determine which eligible employees will receive stock options, the timing and manner of the grant of such rights, the exercise price, and the number of shares to be covered by, and other terms of, the options. The Board may at any time terminate or amend the 1991 Plan, provided that no such amendment may adversely affect the rights of optionees with regard to outstanding options.

     All options granted have 10-year terms, are nontransferable and vest over 50 months from the date of grant. The weighted average remaining contractual life at December 31, 1996 was 6.25 years. Vested options are not exercisable prior to the earlier of (i) the registration of the common stock with the Securities and Exchange Commission and the listing of the common stock on any applicable national securities exchange (unless these conditions are waived by the Board) or (ii) eight years from the date of grant. The difference between the exercise price and the fair value of the stock options at the date of grant is accounted for as unearned compensation and amortized to expense over the vesting period. During 1994, 1995 and 1996, unearned compensation charged to expense was $0, $50,000 and $161,950, respectively. All rights under the options, including vested options, cease at termination of employment, unless this condition is waived by the Board. The weighted average grant date fair value per option granted in 1994, 1995 and 1996 was $0.48, $1.02 and $5.23, respectively.

                                 PARANET, INC.

     A summary of the Company's stock option activity and related information for the years ended December 31, 1994, 1995 and 1996 follows:

                                               WEIGHTED               WEIGHTED               WEIGHTED
                                               AVERAGE                AVERAGE                AVERAGE
                                     1994      EXERCISE     1995      EXERCISE     1996      EXERCISE
                                    OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                                   ---------   --------   ---------   --------   ---------   --------
Outstanding -- beginning of
  year...........................  1,020,940     $.13     1,156,440     $.14     1,260,257    $ .20
  Granted........................    172,000      .20       273,887      .45       371,123     2.00
  Exercised......................         --       --            --       --            --       --
  Canceled.......................    (36,500)     .19      (170,070)     .17       (35,039)    1.32
                                   ---------     ----     ---------     ----     ---------    -----
Outstanding -- end of year.......  1,156,440     $.14     1,260,257     $.20     1,596,341    $ .60
                                   =========     ====     =========     ====     =========    =====
Vested at end of year............    772,756                927,590              1,125,268
Exercisable at end of year.......         --                     --                     --

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for its employee stock options.

     Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using a minimum value option pricing model. The minimum value method calculated a fair value that is approximately the same as recorded by the Company according to APB 25; therefore, pro forma presentation has not been included.

NOTE 6 -- LEASES

     The Company leases office space in locations throughout the United States under operating leases. The minimum rental payments under the terms of the leases are $585,264 in 1997, $556,980 in 1998, $91,886 in 1999, and $10,587 in
2000 and thereafter.

     Rental expenses related to these leases were $219,509 in 1994, $386,447 in 1995 and $906,138 in 1996.

NOTE 7 -- EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) savings plan which is open to all employees. A participant can contribute up to 15% of his or her eligible compensation, subject to certain limitations established by tax laws. Participants have full and immediate vesting in their contributions and related income credited to their accounts. In 1996 and from July 1, 1995 through December 31, 1995, the Company made a discretionary match of 20% or 30% of each participant's eligible contributions, depending upon certain length of service requirements. Participants become vested in the matching contributions after three years of service. The Company contributed $48,190 and $219,789 in matching funds to the plan in 1995 and 1996, respectively.

NOTE 8 -- INITIAL PUBLIC OFFERING

     The Company filed a registration statement with the Securities and Exchange
Commission (SEC) in February 1997 to register the sale of           shares of
its common stock (the Offering). The Company intends to use the net proceeds to finance a Network Operation Center; to pay tax

                                 PARANET, INC.

liabilities in connection with the termination of the Company's S Corporation status, as they become due over the next four years; to purchase equipment in connection with potential outsourcing engagements; and for working capital requirements and other general corporate purposes. The Company plans to terminate its S Corporation status shortly before the consummation of the Offering. The Company intends to accelerate the vesting of all options outstanding under the 1991 Plan in connection with the consummation of the Offering.

     Before the consummation of the Offering, the existing corporation, Paranet, Inc., a Texas corporation (Paranet-Texas), will merge (the Merger) into a newly-formed Delaware corporation, which will be a wholly owned subsidiary of Paranet, Inc., a Delaware corporation (Paranet-Delaware) formed by Paranet-Texas in February 1997. The Merger will result in the Company's reincorporation from Texas to Delaware and the formation of a holding company structure. In the Merger, each outstanding share of Paranet-Texas common stock will be converted
into           shares of Paranet-Delaware common stock. The authorized capital stock of Paranet-Delaware consists of five million shares of Common Stock with a par value of $.01 per share and one million shares of Preferred Stock with a par value of $.01 per share. There are 1,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

     In addition, prior to the consummation of the Offering, the Company will adopt the Paranet, Inc. 1997 Nonqualified Stock Option Plan (the 1997 Plan).
Under the 1997 Plan, options to purchase up to an aggregate of           shares
of Common Stock may be granted by the Board. To date, no options have been granted under the 1997 Plan.

     Prior to the completion of the Offering, the Company expects to adopt the Paranet, Inc. Long-Term Incentive Plan (the Incentive Plan). The Company plans
to reserve          shares of Common Stock for use in connection with the
Incentive Plan. Persons eligible for awards under the Incentive Plan are (i) employees holding positions of responsibility with the Company or any of its subsidiaries and whose performance can have a significant effect on the success of the Company, (ii) nonemployee directors and (iii) certain nonemployee consultants and other independent contractors providing, or who will provide, services to the Company or any of its subsidiaries. To date, no awards have been made under the Incentive Plan.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Alex. Brown & Sons Incorporated and Hambrecht & Quist LLC are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
                                                                 COMMON
                        UNDERWRITER                              STOCK
                        -----------                           ------------
Goldman, Sachs & Co.........................................
Alex. Brown & Sons Incorporated.............................
Hambrecht & Quist LLC.......................................

                                                              ------------
          Total.............................................
                                                              ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $          per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $          per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an
aggregate of      additional shares of Common Stock solely to cover
over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the shares of Common Stock offered hereby. See "Principal and Selling Stockholders".

     The Company and the Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the Offering. The Company's executive officers and directors and certain other holders of Common Stock, who will hold in the aggregate shares of Common Stock following this Offering, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of or agree to dispose of any shares of Common Stock or substantially similar securities owned beneficially by them during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, without the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale".

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to this Offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company, the Selling Stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Company intends to make application for inclusion of the Common Stock on the Nasdaq National Market under the symbol "PARI".

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

------------------------------------------------------------
------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary..........................     3
Risk Factors................................     6
The Company.................................    15
Use of Proceeds.............................    15
Dividend Policy.............................    15
Dilution....................................    16
Capitalization..............................    17
Selected Financial Data.....................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................    19
Business....................................    26
Management..................................    40
Principal and Selling Stockholders..........    47
Description of Capital Stock................    48
Shares Eligible for Future Sale.............    50
Legal Matters...............................    52
Experts.....................................    52
Additional Information......................    52
Glossary....................................    53
Index to Financial Statements...............   F-1
Underwriting................................   U-1

  THROUGH AND INCLUDING             , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------------
------------------------------------------------------------

------------------------------------------------------------
------------------------------------------------------------

                                            SHARES

                                 PARANET, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             ---------------------

                                     [LOGO]

                             ---------------------
                              GOLDMAN, SACHS & CO.

                               ALEX. BROWN & SONS
                                  INCORPORATED

                               HAMBRECHT & QUIST

                      REPRESENTATIVES OF THE UNDERWRITERS

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All expenses in connection with the Offering described in this Registration Statement will be paid by the Company. The estimated expenses are as follows:

Securities and Exchange Commission registration fee.........  $26,136.36
Printing expenses...........................................           *
Accounting fees and expenses................................           *
Legal fees and expenses.....................................           *
Blue Sky fees and expenses..................................           *
Transfer Agent fees.........................................           *
NASD fees...................................................    9,125.00
NASDAQ National Market System fees..........................           *
Miscellaneous...............................................           *
                                                              ----------
          Total.............................................  $        *
                                                              ==========

---------------

* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware General Corporation Law

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Certificate of Incorporation

     The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

  Bylaws

     The Bylaws of the Company provide that each person who is made a party or is threatened to be made a party to or is involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation or of a partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL on the date of the effectiveness of the Bylaws (and to such greater extent as the DGCL may thereafter permit), against all losses, liabilities, claims, damages and expenses (as defined) in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) brought or made by such person against the Company. The Bylaws further provide that the right to indemnification and to the advancement or reimbursement of expenses conferred thereby shall be a contract right; provided, however, that, if payment of such expenses is requested in advance of the final disposition of a proceeding, such payment shall be made only upon receipt by the Company of (i) a written undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under the Bylaws and (ii) satisfactory evidence as to the amount of such expenses. In addition, the Bylaws provide that the Company may, by resolution of its board of directors, provide indemnification or the advancement or reimbursement of expenses to employees, agents or fiduciaries of the Company, to the same extent and subject to the same conditions under which it may indemnify and advance expenses to an officer or director under the Bylaws.

  Indemnification Agreements

     The Company expects to enter into Indemnification Agreements with each of its directors. The Indemnification Agreements provide that the Company shall indemnify the director and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by the Company, and generally indemnifies the director against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the director or any of the foregoing alleged by any claimant or any claim against the director solely by reason of him being a director or officer of the Company, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

  Underwriting Agreement

     The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

  Insurance

     The Company expects to obtain a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of the Company, including certain liabilities under the securities laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company has not sold any securities, registered or otherwise, within the past three years. Concurrently with the closing of the merger (the "Merger") of Paranet, Inc., a Texas corporation ("Paranet Texas"), into a subsidiary of the Company shortly before the consummation of this Offering, the Company anticipates selling securities that are not registered with the Commission as described below.

     Pursuant to the Agreement and Plan of Merger, (i) options to purchase an
aggregate of                shares of Paranet Texas Common Stock granted under
the Predecessor Plan will be converted into options for the purchase of
               shares of Common Stock and (ii)                shares of common
stock of Paranet Texas will be converted into                shares of Common
Stock. Such transactions are exempt from the registration requirements of the Securities Act because they do not involve a sale under Section 2(3) thereof and by virtue of Section 4(2) thereof as transactions not involving any public offering. Such transactions will occur only if the Merger is consummated.

ITEM 16. EXHIBITS

     (a) Exhibits

        EXHIBIT
          NO.                                           DOCUMENT
        -------                                         --------
          +1             --   Form of Underwriting Agreement.
           2             --   Form of Agreement and Plan of Merger by and among the
                              Company, Paranet, Inc., a Texas corporation, and Paranet
                              Systems, Inc., a Delaware corporation.
           3.1           --   Certificate of Incorporation of the Company.
          +3.2           --   Bylaws of the Company.
          +4.1           --   Form of certificate representing Common Stock.
           4.2           --   Revolving Promissory Note of the Company in favor of Texas
                              Commerce Bank National Association dated December 31, 1996 and related Security Agreement.
          +5.1           --   Opinion of Baker & Botts, L.L.P.
         +10.1           --   Paranet, Inc. Long-Term Incentive Plan.
         +10.2           --   Paranet, Inc. 1997 Nonqualified Stock Option Plan.
          10.3           --   Paranet, Inc. 1991 Nonqualified Stock Option Plan, as
                              amended and supplemented.
          10.4           --   Form of Employment Agreement.
         +21             --   Subsidiaries of the Company.
          23.1           --   Consent of Ernst & Young LLP.
         +23.2           --   Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1).
          24             --   Powers of Attorney (included on the signature page of the
                              Registration Statement).

---------------

+ To be filed by amendment.

(b) Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto included in this Registration Statement.

ITEM 17. UNDERTAKINGS

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on February 10, 1997.

                                          PARANET, INC.

                                          By:    /s/ MICHAEL H. HOLTHOUSE
                                            ------------------------------------
                                                    Michael H. Holthouse
                                                         President

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Michael H. Holthouse and Jeffrey G. Warren, and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 10, 1997.

                      SIGNATURE                                               TITLE
                      ---------                                               -----

              /s/ MICHAEL H. HOLTHOUSE                               President and Director
-----------------------------------------------------
                Michael H. Holthouse
            (Principal Executive Officer)

                /s/ JEFFREY G. WARREN                                Chief Financial Officer
-----------------------------------------------------
                  Jeffrey G. Warren
    (Principal Financial and Accounting Officer)

                 /s/ STEVEN T. OUGH                                  Director
-----------------------------------------------------
                   Steven T. Ough

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                           DOCUMENT
        -------                                         --------
          +1             --   Form of Underwriting Agreement.
           2             --   Form of Agreement and Plan of Merger by and among the
                              Company, Paranet, Inc., a Texas corporation, and Paranet
                              Systems, Inc., a Delaware corporation.
           3.1           --   Certificate of Incorporation of the Company.
          +3.2           --   Bylaws of the Company.
          +4.1           --   Form of certificate representing Common Stock.
           4.2           --   Revolving Promissory Note of the Company in favor of Texas
                              Commerce Bank National Association dated December 31, 1996 and related Security Agreement.
          +5.1           --   Opinion of Baker & Botts, L.L.P.
         +10.1           --   Paranet, Inc. Long-Term Incentive Plan.
         +10.2           --   Paranet, Inc. 1997 Nonqualified Stock Option Plan.
          10.3           --   Paranet, Inc. 1991 Nonqualified Stock Option Plan, as
                              amended and supplemented.
          10.4           --   Form of Employment Agreement.
         +21             --   Subsidiaries of the Company.
          23.1           --   Consent of Ernst & Young LLP.
         +23.2           --   Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1).
          24             --   Powers of Attorney (included on the signature page of the
                              Registration Statement).

---------------

+ To be filed by amendment.